Exhibit 10.1

REVENUE INTEREST PURCHASE AGREEMENT

dated as of June 26, 2019

among

ESPERION THERAPEUTICS, INC.,

the Purchasers from time to time party hereto

and

Eiger III SA LLC, as Purchaser Agent

SCHEDULES

Schedule 1.01(a)	–	Knowledge Persons
Schedule 1.01(b)	–	Purchaser Commitments
Schedule 3.04(a)	–	Ownership
Schedule 3.04(b)	–	Ownership
Schedule 3.08	–	Litigation

ii

Schedule 3.10	–	Conflicts
Schedule 3.11(a)	–	Intellectual Property
Schedule 3.14	–	Place of Business
Schedule 5.10(a)(i)	–	Permitted Indebtedness
Schedule 5.10(a)(ii)	–	Permitted Liens
Schedule 5.10(a)(iii)	–	Permitted Investments

EXHIBITS

Exhibit A	–	Form of Security Agreement
Exhibit B	–	Form of Guaranty
Exhibit C	–	Subordination Terms

iii

REVENUE INTEREST PURCHASE AGREEMENT

This REVENUE INTEREST PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of June 26, 2019, by and among Esperion Therapeutics, Inc., a Delaware corporation (the “Company”), the Purchasers from time to time party hereto (each, a “Purchaser” and collectively, the “Purchasers”) and Eiger III SA LLC, as collateral agent and administrative agent for the Purchasers (the “Purchaser Agent”).

WHEREAS, the Company wishes to obtain financing in respect of the commercialization and further development of the Included Products (as hereinafter defined) and other working capital needs;

WHEREAS, the Purchasers wish to purchase the Revenue Interests (as hereinafter defined) from the Company, and the Company wishes to sell, assign and transfer the Revenue Interests to the Purchasers in consideration for its payment of the Purchaser Payments (as hereinafter defined) all upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01         Definitions.

The following terms, as used herein, shall have the following meanings:

“Affiliate” means any Person that Controls, is Controlled by, or is under common Control with another Person.

“Agreement” has the meaning set forth in the first paragraph hereof.

“ANDA” means an abbreviated new drug application pursuant to 21 U.S.C. § 355(j), any corresponding or equivalent applications or submissions filed with the relevant Regulatory Agency to obtain regulatory approval of a pharmaceutical product in any other country or region outside of the United States, and all amendments and supplements thereof.

“Annual Net Sales” means, as of any date of determination, the amount of Net Sales of all Included Products for the applicable calendar year within the Covered Territory.

“Applicable Percentage” means the percentage based on the applicable portion of Annual Net Sales for any calendar year as set forth in the chart below:

Tier	Annual Net Sales	Applicable Percentage	Third Payment Applicable Percentage
1	Portion of Annual Net Sales for such calendar year less than or equal to $250,000,000	7.5%	10%
2	Portion of Annual Net Sales for such calendar year exceeding $250,000,000	2.5%	3.33%

provided that:

(A)          subject to clauses (B) and (C) below, commencing with Net Sales for the calendar quarter in which the Third Payment is received by the Company, the Applicable Percentage shall be equal to the “Third Payment Applicable Percentage”;

(B)          (i) if Annual Net Sales for the calendar year ending December 31, 2021 are equal to or greater than $350,000,000, the Applicable Percentage for Tier 1 shall decrease to 2.5% (or 3.33% if the Third Payment has been made) for all subsequent calendar years beginning on January 1, 2022 and (ii) if Annual Net Sales for the calendar year ending December 31, 2021 are less than $350,000,000, the Applicable Percentages shall remain the same (subject to clause (A) above) and the definition of Covered Territory shall, for purposes of the definition of Annual Net Sales, include the whole world for all subsequent calendar years beginning on January 1, 2022; and

(C)          (i) if (x) Annual Net Sales for the calendar year ending December 31, 2021 are equal to or greater than $350,000,000 and (y) the Purchasers have received Revenue Interest Payments under this Agreement (excluding any payments under Section 2.05) in an amount equal to or greater than the Cumulative Purchaser Payments on or prior to December 31, 2024, the Applicable Percentages for Tier 1 and Tier 2 shall decrease to 0.4% (or 0.53% if the Third Payment has been made) for all subsequent calendar years beginning on January 1, 2025, or (ii) if (x) Annual Net Sales for the calendar year ending December 31, 2021 are less than $350,000,000 and (y) if the Purchasers have received Revenue Interest Payments under this Agreement (excluding any payments under Section 2.05) in an amount equal to or greater than the Cumulative Purchaser Payments on or prior to December 31, 2024, the Applicable Percentages for Tier 1 shall decrease to 2.5% (or 3.33% if the Third Payment has been made) for all subsequent calendar years beginning on January 1, 2025, and (iii) if the Purchasers have not received Revenue Interest Payments under this Agreement (excluding any payments under Section 2.05) in an amount equal to or greater than the Cumulative Purchaser Payments on or prior to December 31, 2024, the Applicable Percentages for Tier 1 and Tier 2 shall be increased for all subsequent calendar years beginning on January 1, 2025 to a single defined rate (with no separate Tiers) that would have provided the Purchasers with an amount equal to the Cumulative Purchaser Payments based on Annual Net Sales from the Effective Date through December 31, 2024 had such rate applied to Tier 1 from and after the Effective Date through December 31, 2024.

“Audit Costs” means, with respect to any audit of the books and records of the Company and its Affiliates and Licensees with respect to amounts payable or paid under this Agreement, the reasonable and documented out-of-pocket cost of such audit, including all reasonable and documented fees, costs and expenses incurred in connection therewith.

“BA Products” means (a) any Initial Product and (b) any product containing or comprising the Compound, in all forms, presentations, doses and formulations, whether used as a single agent or in combination with other therapeutically active agents.

“Bankruptcy Event” means the occurrence of any of the following:

(a)           the Company or any Subsidiary shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors or the like, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-

up, liquidation or dissolution (other than a solvent winding-up, dissolution or liquidation of a Subsidiary into the Company or a Subsidiary Guarantor), composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any portion of its assets, or the Company or any Subsidiary shall make a general assignment for the benefit of its creditors or enter into a composition, compromise, assignment or arrangement with any of its creditors (whether by way of a voluntary arrangement, scheme of arrangement, deed of compromise or otherwise);

(b)           there shall be commenced against the Company or any Subsidiary any case, proceeding or other action of a nature referred to in clause (a) above which remains undismissed, undischarged or unbonded for a period of sixty (60) days or an order is made for the winding-up, administration, liquidation or dissolution of the Company;

(c)           the Company or any Subsidiary is unable or admits in writing its inability to make payments in respect of any Indebtedness as they fall due or declares a moratorium in respect of any Indebtedness;

(d)           an administrator, liquidator (other than a liquidator appointed in a solvent winding up, dissolution or liquidation of a Subsidiary into the Company or a Subsidiary Guarantor), provisional liquidator, receiver, administrative receiver, insolvency practitioner, receiver and manager, voluntary arrangement supervisor, compulsory manager or other similar officer is appointed, either voluntarily or involuntarily, to or in respect of the Company or any Subsidiary or the whole or any part of the property, assets or undertaking of the Company or any Subsidiary;

(e)           there shall be commenced against the Company or any Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against (i) all or a substantial portion of its assets and/or (ii) any Initial Product or any Collateral, which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days from the entry thereof;

(f)            the Company or any Subsidiary, shall be insolvent as defined in any statute of the United States Bankruptcy Code or in the fraudulent conveyance or fraudulent transfer statutes of the State of Delaware or other applicable jurisdiction of organization; or

(g)           an affirmative vote by the applicable Board to commence any case, proceeding or other action described in clause (a) above or any other action by the Company or any Subsidiary to otherwise cause, consent to, approve or acquiesce in any of the acts described in clauses (a) through (f) inclusive above.

“Board” means the Board of Directors of the Company or board of directors or similar governing body of any Subsidiary, as applicable.

“Business Day” means any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.

“Call Closing Date” has the meaning set forth in Section 5.07(b).

“Call Option” has the meaning set forth in Section 5.07(b).

“Cash Receipts” means, for any calendar quarter, the actual cash receipts of the Company and its Subsidiaries during such calendar quarter arising from the sale and distribution of the Included Products within the Covered Territory.

“Change in Law” means the occurrence, after the date of this Agreement, of:  (a) the adoption or taking effect of any law, rule, regulation or treaty or (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by the U.S. Internal Revenue Service that is of general application to all taxpayers.

“Change of Control” means, at any time, the occurrence of any of the following events or circumstances:

(a)           the acquisition by any “person” or “group” (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of any Equity Interests of the Company, if after such acquisition, such “person” or “group” would be the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

(b)           a merger or consolidation of the Company with any other Person, other than a merger or consolidation of the Company in which the Company is the surviving Person and which results in the Company’s voting securities outstanding immediately prior thereto continuing to represent more than fifty percent (50%) of the combined voting power of the Company’s voting securities outstanding immediately after such merger or consolidation;

(c)           any Transfer by any Obligor to another Person of all or substantially all of the Product Assets; or

(d)           any Transfer of all or substantially all of the assets of the Company on a consolidated basis to a Third Party.

“CLEAR Outcome Study” means CLEAR (“Cholesterol Lowering via Bempedoic Acid, an ACL-inhibiting Regimen”) outcome study, NCT number: NCT02993406.

“Clinical Trial” means any clinical trial or investigation of the Included Products conducted by or on behalf of the Company or any Subsidiary.

“Clinical Update Summary” means a summary of all material information and developments with respect to each Clinical Trial, including any decision to terminate a Clinical Trial before completion and the rationale for any such early termination, which summary may be comprised of materials provided by the Company to the Board and senior management.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the property included in the definition of “Collateral” in the Security Agreement; provided, however, that from and after the occurrence of the Milestone, “Collateral” shall not include the Follow-On/Cannibalizing Product Assets.

“Commercialization” means any and all activities, other than manufacturing, directed to the preparation for sale of, offering for sale of, or sale of a drug product, including activities related to marketing, promoting, distributing, and importing a drug product, and interacting with Regulatory Agencies regarding any of the foregoing.  When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

“Commercial Update Summary” means a summary of all material information and developments with respect to the Company’s Commercialization and Manufacturing plans for the Included Products, which summary may be comprised of materials provided by the Company to the Board and senior management and shall include quarterly and year-to-date comparisons of actual performance to budgeted performance for the Included Products and updated budgets and forecasts (as submitted to the Board) for the Included Products.

“Company” has the meaning set forth in the first paragraph hereof.

“Compound” means bempedoic acid.

“Confidential Information” means all confidential business information, financial data and other like information and other proprietary information or material, together with such other information that either party identifies to the other as confidential or the nature of which or the circumstances of the disclosure of which would reasonably indicate that such information is confidential.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided that with respect to any Intellectual Property, “control” means that the applicable Persons owns or has a license to such item or right and has the ability to grant to a party a license, sublicense, or rights of access and use under such item or right without violating the terms or conditions of any agreement or other arrangement between such Person and any Third Party in existence as of the time such party would be required hereunder to grant such license, sublicense, or rights of access and use.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Territory” means the United States; provided that, if Annual Net Sales for the calendar year ending December 31, 2021 are less than $350,000,000, the definition of Covered Territory, solely for purposes of the definition of Annual Net Sales, shall be expanded to include the whole world for all subsequent calendar years beginning on January 1, 2022.

“Cumulative Purchaser Payments” means (a) if the Purchasers have made the First Payment, $125,000,000, (b) if the Purchasers have made the First Payment and the Second Payment, $150,000,000 and (c) if the Purchasers have made the First Payment, the Second Payment and the Third Payment, $200,000,000.

“Development” means all activities related to research, development, creation and prosecution of Intellectual Property, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Agency as a condition or in support of obtaining or maintaining a Regulatory Approval.  When used as a verb, “Develop” means to engage in Development.

“Dispute” has the meaning set forth in Section 3.11(d).

“Disqualified Equity Interests” means Equity Interests of a Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person or net share settlement features); provided that if such Equity Interests are issued pursuant to a plan for the benefit of the Company or any Subsidiary or their directors, officers, employees and/or consultants or by any such plan to directors, officers, employees or consultants of the Company or any Subsidiary, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be repurchased by the Company or any Subsidiary in order to satisfy applicable contractual, statutory or regulatory obligations or as a result of such director, officer, employee or consultant’s termination, death or disability.

“Domestic Subsidiary” means any direct or indirect Subsidiary that is organized under the laws of the United States, any state or commonwealth thereof, or the District of Columbia

“Drug Approval Application” means a New Drug Application as defined in the FFDCA, or any corresponding foreign application.

“DSE Agreement” means that certain License and Collaboration Agreement by and between Daiichi Sankyo Europe GmbH and the Company, dated as of January 2, 2019.

“Effective Date” means June 26, 2019.

“Eligible Assignee” is (i) a Purchaser, (ii) an Affiliate of a Purchaser or any fund or investment vehicle managed by the Purchaser or an Affiliate of a Purchaser or under common management with a Purchaser and (iii) any Person that, to the knowledge of the Purchaser Agent, is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) or an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7)) with assets under management (together with its Affiliates) of at least $150,000,000, as determined by the Purchaser Agent in its good faith discretion; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include, unless a Put Option Event, or any event that with the giving of notice or passage of time would constitute a Put Option Event, has occurred and is continuing, (x) any operating company primarily engaged in the Development or Commercialization of pharmaceutical products, (y) any entity identified in the Letter Agreement by and between the Company and the Purchaser Agent and any Affiliate thereof that is identifiable as such by name (or otherwise known to the Purchaser Agent to be an Affiliate) or (z) any stockholder activist hedge fund, in each case of clause (x), (y) and (z) as reasonably determined by the Purchaser Agent in its good faith discretion (any such person, a “Disqualified Person”).

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of equity interests of a corporation, any and all equivalent ownership interests in a Person other than a corporation (including, without limitation, partnership interests, membership interests and similar ownership interests), any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, and all other ownership or profit interests in a Person (including partnership, member or trusts interests in such Person), in each case whether voting or non-voting and whether or not outstanding on any date of determination.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“FDA” means the United States Food and Drug Administration or any successor federal agency thereto.

“FDA Approval Date” means the date on which the first Initial Product receives Regulatory Approval from the FDA for labeled indications reasonably consistent with the labels included in the applicable NDA submitted to the FDA prior to the Effective Date and with no BLACK BOX warnings.

“FFDCA” means the United States Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

“Financial Condition and Results of Operations Summary” means a summary of all material information and developments with respect to the Company’s financial condition and results of operations, which summary shall be comprised of materials provided by the Company to the Board and senior management and shall include management projections (as submitted to the Board) of revenue and cash flow for the next twelve months.

“Financial Statements” means (a) the audited balance sheets of the Company as of December 31, 2018, and 2017, and the related audited statements of operations, cash flows and stockholders’ equity for the calendar years then ended, (b) the unaudited balance sheet of the Company and the unaudited balance sheet of the Company as of March 31, 2019, and the related unaudited consolidated statements of operations and cash flows for the three (3) month period then ended, and (c) each financial statement delivered pursuant to Section 5.02(a).

“First Commercial Sale” means the first sale to a Third Party of an Initial Product in the United States by the Company or any of its Affiliates or Licensees after the granting of Regulatory Approval by the FDA.

“First Payment” means $125,000,000, which shall be paid by the Purchasers on the First Purchaser Payment Date in accordance with Section 2.03(a)(i).

“First Purchaser Payment Date” means the date that is fifteen (15) Business Days following the Effective Date (or such earlier date as agreed among the parties).

“Follow-On Product Lien Release” has the meaning set forth in Section 2.02(d).

“Follow-On/Cannibalizing Product” means any product that the Company or any of its Affiliates has any rights to that is being Developed or Commercialized to lower LDL cholesterol in a population in excess of 200,000 people in the United States, in all forms, presentations, doses and formulations, whether used as a single agent or in combination with other therapeutically active agents.

“Follow-On/Cannibalizing Product Assets” means each of the following but solely to the extent not (1) related primarily to, (2) used in or (3) reasonable necessary for the Development, Commercialization or Manufacture of any BA Product: (a) all Intellectual Property assets necessary or useful for the Development, Manufacture or Commercialization of any Follow-On/Cannibalizing Product that is not a BA Product and are not necessary or useful for the Development, Manufacture or Commercialization of any BA Product, and that are owned by, licensed to, or otherwise Controlled by the Company or any Subsidiary, and (ii) any other assets other than account receivables or payment intangibles that are owned by, licensed to, or otherwise Controlled by the Company or any Subsidiary that are necessary or useful for the Development, Commercialization or Manufacture of any Follow-On/Cannibalizing Product that is not a BA Product.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Generic Equivalent” means a pharmaceutical product that receives approval for Commercialization pursuant to an ANDA in the applicable portion of the Covered Territory.

“Governmental Authority” means any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state, local or supranational (domestic or foreign), including each Patent Office, the FDA or the United States National Institutes of Health.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty” means a guaranty agreement made by each Subsidiary Guarantor in favor of the Purchaser Agent and the Purchasers substantially in the form attached as Exhibit B hereto.

“Included Product” means (a) any BA Product and (c) any Follow-On/Cannibalizing Product.

“Indebtedness” means with respect to any Person: (a) any liability or obligation of such Person (i) for borrowed money, (ii) evidenced by a bond, note, debenture, or similar instrument, (iii) in respect of the deferred purchase price of property or services, including a purchase money obligation given in connection with the acquisition of any businesses, properties or assets of any kind (other than a current trade payable or a current liability arising in the ordinary course of business), (iv) under conditional sale or other title retention agreements relating to property acquired by such Person, (v) upon which interest charges are customarily paid, (vi) contingent or otherwise, in respect of bankers’ acceptances, letters of credit or similar extensions of credit, (vii) in respect of hedging agreements and other derivative contracts (for the net amount owed by such Person thereunder), or (viii) for the payment of money relating to any obligations under any capital lease of real or personal property which are required to be recorded as a capitalized lease obligation in accordance with GAAP; (b) all Disqualified Equity Interests of such Person; (c) any Guarantee by such Person of Indebtedness or obligations of others; and (d) (without duplication) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a), (b) and (c) above.  Indebtedness of any Person shall include (A) all Indebtedness referred to in clauses (a) through (d) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and (B) the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” means, collectively, all Excluded Liabilities and any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel for Indemnified

Parties in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person whether or not any such Indemnified Party shall be designated as a party or a potential party thereto, and whether or not such Indemnified Party is required by applicable law to be involved therein, and any fees or expenses actually incurred by the Indemnified Parties in enforcing the indemnity provided herein), whether direct, indirect or consequential, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (including any enforcement of any of the Transaction Documents (including any sale of, collection from, or other realization upon any of the Collateral)), subject in all cases to Section 8.01.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Initial Products” means (a) bempedoic acid tablet for LDL-C lowering indications, and (b) bempedoic acid/ezetimibe combination tablet for LDL-C lowering indications.

“Intellectual Property” means all intellectual property and other proprietary rights of any kind or nature, whether registered or unregistered and whether registrable or not, protected, created or arising under any law, including any and all rights in: proprietary information; technical data; laboratory notebooks; clinical data; priority rights; trade secrets; know-how; confidential information; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application); Patents; registered or unregistered trademarks, trade names, service marks, trade dress, logos, slogans, including all goodwill associated therewith; domain names; registered and unregistered copyrights and all applications thereof and all rights in works of authorship of any type, in all forms or media, designs rights, registered designs, database rights and rights in compilations of data.

“Intellectual Property Docket Report” means a list of any new Patents, trademarks or copyrights issued or patent, trademark or copyright applications filed, amended or supplemented, constituting Collateral (in form sufficient to allow Purchaser Agent to prepare appropriate filings in respect thereof to protect its Liens thereon).

“Intellectual Property Update Summary” means a summary of all material information and developments with respect to Product Intellectual Property, which summary shall be comprised of materials provided by the Company to the Board and senior management.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities) and any loan, advance, extension of credit, capital contribution or similar payment to any Person, and any payment in respect of any purchase, license or other acquisition of any business, division, product line, or rights to any pharmaceutical or product of any Person.

“IRS” means United States Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry, of any of the persons listed on Schedule 1.01(a) (each a “Knowledge Person”).

“License Agreement” means any existing or future license, commercialization, co-promotion, collaboration, distribution, marketing or partnering agreement entered into before or during the Revenue Interest Period by the Company or any of its Affiliates that grants a license to a Third Party under any Product Intellectual Property.

“Licensees” means, collectively, the licensees and any sublicensees under any License Agreement (other than License Agreements described in clause (d) of the definition of Permitted Licenses); each a “Licensee”.

“Liens” means all liens, encumbrances, security interests, mortgages, rights to preferential payments or charges of any kind, but excluding any Permitted Licenses.

“Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and holding of the Included Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control.

“Material Adverse Effect” means (a) the effect of a material adverse change in the business, operations, assets, or financial condition of the Company and its Subsidiaries, taken as a whole, (b) a material adverse effect on the validity or enforceability of any of the Transaction Documents, (c) a material adverse effect on the ability of the Company or any Obligor to perform any of its material obligations under the Transaction Documents, (d) a material adverse effect on the rights or remedies of the Purchaser Agent or any Purchaser under any of the Transaction Documents (including without limitation the ranking or enforceability of any Lien thereunder), or (e) a material adverse effect on the Initial Products (taken as a whole), the Product Intellectual Property (taken as a whole) or the ability of the Company or a Person acting on behalf of the Company to Develop, Commercialize or Manufacture any Initial Product in the Covered Territory.

“Material Contract” means: (a) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act of 1933, as amended, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Company or its Affiliates that involves the Development, Manufacture, or Commercialization of any Included Product; (b) any development agreement, collaboration agreement, marketing agreement, co-promotion agreement, license agreement, option agreement, partnering agreement or similar agreement with respect to Company or its Affiliates related to the Development, Manufacture, or Commercialization of any Included Product (including the DSE Agreement); or (c) any other agreement with respect to Company or its Affiliates relating to any Material Patent or Included Product, for which breach, non-performance or failure to renew by the Company or its Affiliates or the respective counterparty would reasonably be expected to have a Material Adverse Effect.  “Material Contracts” shall include, without limitation, all License Agreements.

“Milestone” means that the Purchasers have received Revenue Interest Payments under this Agreement (excluding any payments under Section 2.05) in an amount equal to or greater than the Cumulative Purchaser Payments on or prior to December 31, 2024.

“Net Sales” means, with respect to an Included Product, the aggregate gross invoiced sales prices from sales of all units of such Included Product sold by the Company, its Affiliates and any Licensee to Third Parties in accordance with GAAP after deducting, if not previously deducted, from the amount invoiced or received:

(a)           trade, quantity and cash discounts, credits or allowances actually given;

(b)           allowances for returns or rejections (due to spoilage, damage, expiration of useful life or otherwise);

(c)           freight and insurance, if separately identified on the invoice;

(d)                                 mandatory discounts or rebates imposed by any Governmental Authority against the Company, any Affiliate or any Licensee, as applicable, including any claw-backs or similar pharma taxes directly related to the Included Product and paid directly by the Company, such Affiliate or such Licensee, as applicable, or, in the case of claw-backs related to aggregate sales of the Company, such Affiliate or such Licensee, as applicable, such portion of the claw-back as shall be reasonably determined by the Company, such Affiliate or such Licensee, as applicable, based on the proportion between the share of Net Sales hereunder and aggregate sales of the Company, such Affiliate or such Licensee, as applicable;

(e)                                  Third Party rebates, chargebacks, hospital buying group/group purchasing organization administration fees or managed care organization rebates actually given;

(f)                                   rebates and similar payments made with respect to sales paid for by any Governmental Authority or Regulatory Agency such as federal or state Medicaid, Medicare or similar state program;

(g)                                  value-added tax, sales, use or turnover taxes, excise taxes and customs duties assessed by Governmental Authorities on the sale of the Included Product;

(h)                                 retroactive price reductions or billing corrections; and

(i)                                     other reductions or specifically identifiable amounts deducted for reasons similar to those listed above in accordance with GAAP; provided that no item shall be deducted pursuant to this clause (i) if included in any other deduction provided for under clauses (a) through (h) above.

In the case of any sale or other disposal for value, such as barter or counter-trade, of an Included Product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of such Included Product in the country of sale or disposal, as determined in accordance with GAAP.

Notwithstanding the foregoing, the following will not be included in Net Sales for a Party: (1) sales between or among such Party and its Affiliates and/or Licensees (but Net Sales shall include sales to the first Third Party (other than a Licensee) by such Party or its Affiliates and/or Licensees); and (2) samples of an Included Product in amounts consistent with normal business practices of such Party or its Affiliates and/or Licensees where the Included Product is supplied without charge or at or below the actual manufacturing cost thereof (without allocation of indirect costs or any mark-up).

Except to the extent specified in the immediately succeeding sentence, in no event shall Net Sales for the United States for any period be less than net revenue for the Included Products for the United States as reported in the Company’s financial statements prepared in accordance with GAAP and filed publicly.

Solely for purposes of calculating Net Sales for any BA Product (other than the Initial Products), from and after the occurrence of the Milestone, if Company or its Affiliates or any permitted Licensee sells a BA Product in any jurisdiction within the Covered Territory (other than the DSE Territory (as defined in the DSE Agreement)) in the form of a combination product that contains the Compound and one or more other therapeutically or prophylactically active ingredients that are not the Compound and that are not Generic Equivalents (such other therapeutically or prophylactically active ingredient(s), the “Other Product”) (whether combined in a single formulation or package, as applicable, or formulated separately but packaged under a single label approved by a Regulatory Agency and sold together for a single price) (such combination product, a “Combination Product”), Net Sales of such Combination Product for the purpose of determining the payments due to the Purchasers pursuant to this Agreement will be the greater of: (x) the number of units of such Combination Product sold by the Company, its Affiliates or Licensees, multiplied by the Floor Price of the Compound in the applicable jurisdiction, and (y) an amount equal to (i)

the actual Net Sales of such Combination Product as determined in the first paragraph of the definition of “Net Sales”, multiplied by the fraction A/(A+B) where A is the gross selling price of such Included Product containing the Compound that does not contain such Other Product in the applicable jurisdiction, and B is the gross selling price of the Other Product in the applicable jurisdiction when sold separately, in each case, during the relevant period, or, if the gross selling price of such Included Product containing the Compound in the applicable jurisdiction when sold separately in finished form (i.e., without the Other Product) can be determined but the gross selling price of the Other Product in the applicable jurisdiction cannot be determined, (ii) the actual Net Sales of the Combination Product in applicable jurisdiction multiplied by the fraction A / C where A is the gross selling price of an Included Product containing the Compound that does not contain such Other Product in the applicable jurisdiction when sold separately during the relevant period and C is the gross selling price of the Combination Product in the applicable jurisdiction, or, if such separate sales are not made in the applicable jurisdiction, (iii) the actual Net Sales of the Combination Product in such country multiplied by a fraction fairly and reasonably reflecting the relative value contributed by the Compound (without the Other Product) to the total value of the Combination Product as determined by the parties in good faith. “Floor Price” for purposes of this definition, means, with respect to any jurisdiction within the Covered Territory, the highest initial gross selling price of any Included Product that does not include the Other Product upon the first commercial sale thereof in such jurisdiction, plus all increases to such gross selling price in such jurisdiction thereafter. For clarity, the calculations above shall be made without regard to to the  pharmaceutical dosage of the Compound in any Included Product or Combination Product and pharmaceutical dosage form vehicles, delivery devices, adjuvants and excipients shall be deemed not to be “active ingredients.”

Notwithstanding the foregoing, when calculating Net Sales for purposes of this Agreement, the net sales generated by a Licensee under a License Agreement will be determined in accordance with the terms (including the definition of “net sales”) provided in the relevant License Agreement; provided that such License Agreement is the product of a negotiation with a Third Party and its terms are consistent with customary practices within the pharmaceutical industry for comparable agreements.

“Non-U.S. Purchaser” means any Purchaser or Eligible Assignee that is not a U.S. Person.

“Obligations” means, without duplication, all obligations of the Company in respect of the Revenue Interests, including all obligations to make Revenue Interest Payments and to pay the Put/Call Price, and all present and future Indebtedness, taxes, liabilities, obligations, covenants, duties, and debts, Indemnified Liabilities owing by the Company to the Purchasers, arising under or pursuant to the Transaction Documents, including all Reimbursable Expenses (and including any interest, fees and other charges that would accrue but for the filing of a bankruptcy action with respect to the Company, whether or not such claim is allowed in such bankruptcy action).

“Obligors” means the Company and each Subsidiary Guarantor.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor thereto.

“Patent Office” means the respective patent office, including the United States Patent and Trademark Office, the European Patent Office and any comparable patent office in any other jurisdiction, for any Patents.

“Patents” means all issued national, regional and international patents and patent applications (and any patents that issue as a result of those patent applications or from an application claiming priority from any of those and which for the purposes of this Agreement, shall be deemed to include all certificates of invention and applications for certificates of invention) and any renewals, restorations, reissues, reexaminations or other post-grant proceedings, extensions, continuations, continuations-in-part, divisions, revisions, certificates of invention, registrations, revalidations, utility models, supplemental protection certificates, patent term extensions, pediatric exclusivity periods and substitutions relating to any of the issued patents and patent applications, in any jurisdiction.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001) and any successor statute.

“Payment Date” means each of March 31, June 30, September 30 and December 31, commencing on the first such date to occur following the First Commercial Sale.

“Permitted Acquisition” means any transaction or series of related transactions by which the Company or any of its Subsidiaries acquires all or substantially all of the assets of a Person or business, division, product line, rights to any pharmaceutical or product or acquires Equity Interests of any Person having at least a majority of combined voting power of the then outstanding Equity Interests of such Person which meets the following conditions:

(a)                                 immediately prior to, and after giving effect thereto, no material breach or default under the Transaction Documents and no Put Option Event shall have occurred and be continuing or would reasonably be expected to result therefrom;

(b)                                 all transactions in connection therewith shall be consummated, in all material respects, in accordance with applicable law;

(c)                                  in the case of the purchase or other acquisition of Equity Interests, all of the Equity Interests (except for any such Equity Interest in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary in connection with such acquisition shall be wholly owned by the Company or a Subsidiary;

(d)                                 (i) prior to the occurrence of the Milestone, the aggregate purchase price (including all deferred or contingent consideration but excluding any royalties based on net sales or revenue) payable in cash of such transactions shall not exceed 10% of the market capitalization of the Company, measured as of the date the definitive documentation for such transaction is executed and (ii) after the occurrence of the Milestone, the aggregate purchase price (excluding contingent consideration based on the occurrence of future events or any royalties based on net sales or revenue) payable in cash of such transactions shall not exceed 25% of the market capitalization of the Company, measured as of the date the definitive documentation for such transaction is executed;

(e)                                  no Change of Control shall result from such transaction;

(f)                                   the Person whose Equity Interests or business are being acquired shall be engaged, or the asset acquired shall be used to engage, in the Development and Commercialization of products with a substantially similar call point to the Initial Products;

(g)                                  such transaction would not result in a going concern qualification in the Company’s next audit, without regard to any subsequent financing transactions of the Company, as reasonably determined by the Board acting in good faith after reviewing projections (taking into account the terms of such transaction and all upfront, milestone and other payments required to be made pursuant to, and costs incurred or expected to be incurred in connection with or as a result of, such transaction) prepared by the Company acting in good faith; provided that an officer of the Company shall deliver a certificate to the Purchaser Agent at least five (5) Business Days prior to the consummation of such transaction, which certificate shall (i) have attached such projections, (ii) contain a certification that such projections were reviewed by the Board and (iii) contain a certification that the Board has reasonably determined that such transaction would not result in a going concern qualification in the Company’s next audit opinion, without regard to any subsequent financing transaction of the Company; and

(h)                                 such transaction shall be consensual and, if required, shall have been approved by the target’s board of directors.

“Permitted Convertible Notes” means unsecured Indebtedness of the Company in the form of senior subordinated convertible notes; provided that such convertible notes shall (a) permit physical settlement upon conversion (and the Company shall not elect cash or combination settlement upon conversion unless the Milestone shall have occurred and such payment would not result in a going concern qualification in the Company’s next audit, without regard to any subsequent financing transactions of the Company, as reasonably determined by the Board acting in good faith after reviewing projections (taking into account the terms of such transaction) prepared by the Company; provided that an officer of the Company shall deliver a certificate to the Purchaser Agent at least two (2) Business Days prior to the election to so settle conversions, which certificate shall (i) have attached such projections, (ii) contain a certification that such projections were reviewed by the Board and (iii) contain a certification that the Board has reasonably determined that such transaction would not result in a going concern qualification in the Company’s next audit opinion, without regard to any subsequent financing transaction of the Company), (b) not be guaranteed by any Subsidiary of the Company, (c) not provide for any scheduled amortization or mandatory prepayment of principal prior to the stated maturity thereof (other than customary payments upon a “change of control” or “fundamental change” (it being understood that conversion of any such Indebtedness shall not be considered a prepayment), (d) contain usual and customary subordination terms for underwritten or Rule 144A offerings of senior subordinated convertible notes and (e) specifically designate this Agreement and all Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in clause (d) of this definition specifically refer to such notes as being subordinated to the Secured Obligations pursuant to such subordination terms.  For purposes of clause (d), language in substantially the same form and substance as set forth on Exhibit C shall be deemed “usual and customary”.

“Permitted Indebtedness” means:

(a)                                 Indebtedness owed to the Purchasers and the Purchaser Agent under this Agreement and the other Transaction Documents;

(b)                                 Indebtedness existing on the Effective Date and disclosed on Schedule 5.10(a)(i);

(c)                                  unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(d)                                 Indebtedness constituting Permitted Investments under clause (f) or (g) thereof;

(e)                                  Guarantees of the Company and its Subsidiaries in respect of Indebtedness and other obligations of the Company and any Subsidiary otherwise permitted hereunder;

(f)                                   Indebtedness incurred by the Company or its Subsidiaries to finance the payment of insurance premiums;

(g)                                  Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Company or any Subsidiary incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person;

(h)                                 Guarantees (or liabilities as a surety, endorser, accommodation endorser or otherwise) in respect of performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business but excluding guaranties with respect to any obligations for borrowed money;

(i)                                     Indebtedness in respect of payment processing services, business credit card programs, and netting services, overdrafts and related liabilities arising from treasury, depositary and cash management services securing maximum amounts;

(j)                                    Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by the Company or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);

(k)                                 Indebtedness in respect of hedging agreements entered into for bona fide hedging purposes in the ordinary course and not for speculative purposes;

(l)                                     Permitted Convertible Notes;

(m)                             Indebtedness incurred to finance a Permitted Acquisition; provided that such Indebtedness (i) is not secured by any Product Assets constituting Collateral and (ii) if secured by any assets of any Obligor, is subject to an intercreditor agreement in form and substance satisfactory to the Purchaser Agent; and

(n)                                 other unsecured Indebtedness not otherwise permitted under clauses (a) through (m) inclusive of this definition in an aggregate outstanding principal amount not to exceed at any time (x) prior to the occurrence of the Milestone, $2,000,000 and (y) after the occurrence of the Milestone, $20,000,000.

“Permitted Investments” means:

(a)                                 Investments existing on the Effective Date and listed on Schedule 5.10(a)(iii) and any modifications, renewals or extensions thereof so long as the net investment amount is not increased;

(b)                                 Investments consisting of cash and cash equivalents;

(c)                                  Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of Equity Interests of the Company pursuant to employee stock purchase plans or agreements approved by the Board;

(d)                                 Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(e)                                  Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business;

(f)                                   Investments in the Company or any Subsidiary Guarantor;

(g)                                  Investments in a Specified Foreign Subsidiary arising out of the Transfer of Intellectual Property relating to the Commercialization of Included Products outside the United States, together with any Regulatory Approvals for jurisdictions outside the United States, to a Specified Foreign Subsidiary;

(h)                                 (i) Permitted Acquisitions and (ii) Investments of a Person existing at the time such Person is acquired in a Permitted Acquisition; provided that such Investments were not entered into in connection with or in anticipation of the applicable Permitted Acquisition; and

(i)                                     other Investments in an aggregate amount not to exceed (x) prior to the occurrence of the Milestone, $2,000,000 and (y) after the occurrence of the Milestone, $20,000,000.

“Permitted Licenses” means (a) the DSE Agreement; (b) any License Agreement for the Development, Manufacture or Commercialization of (i) the Initial Products exclusively outside the United States and the DSE Territory (as defined in the DSE Agreement) or (ii) any Included Products that are not Initial Products exclusively outside the United States; provided that, in each case of clauses (i) and (ii), (x) the license constitutes an arms-length transaction, the terms of which, on its face, does not provide for a sale or assignment of any Intellectual Property (but for the avoidance of doubt, the Transfer of any Regulatory Approvals for the applicable jurisdiction outside the United States and the DSE Territory is permitted pursuant to Section 5.10(a)(iv)(F)); (y) such License Agreement complies with the terms of Section 5.03(b)(ii) and (z) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to any Obligor are paid to a deposit account that is subject to a control agreement in favor of Purchaser Agent; (c) any License Agreement relating to Follow-On/Cannibalizing Products acquired in a Permitted Acquisition; provided that such License Agreement was not entered into in connection with or anticipation of such Permitted Acquisition; (d) any license granted to any Third Party for the Manufacture of any Included Product or otherwise granted to a contract to a vendor or service provider in order to provide services for the benefit of the Company or its Affiliates but granting no rights to sell, offer to sell, have sold or otherwise Commercialize any Included Product; provided that any such license complies with Section 5.03(b)(ii); and (e) any sponsored research or similar agreement providing for the Development of an Included Product that does not grant the counterparty any right to sell, offer to sell, have sold or otherwise Commercialize any Included Product.

“Permitted Liens” means:

(a)                                 Liens in favor of the Purchaser Agent or the Purchasers created by or otherwise existing under or in connection with the Transaction Documents;

(b)                                 Liens in existence as of the date hereof and set forth on Schedule 5.10(a)(ii);

(c)                                  Liens imposed by mandatory provisions of law of landlords, carriers, warehousemen, bailees, mechanics and materialmen incurred in the ordinary course of business for sums that are (i) not yet more than sixty (60) days past due or (ii) being contested in good faith by appropriate proceedings;

(d)                                 Liens (other than those imposed by ERISA) incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, insurance, surety bonds, or other obligations of a like nature or to secure the performance of letters of credit, banker’s acceptances, bids, tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business;

(e)                                  Liens for Taxes that are not delinquent or remain payable without any penalty or that are being contested in good faith and with due diligence by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(f)                                   (i) banker’s Liens for collection or rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with depositary institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company or any Subsidiary in excess of those required by applicable banking regulations; and (ii) customary Liens incurred in the ordinary course of business to secure obligations in respect of payment processing services, business credit card programs, and netting services, overdrafts and related liabilities arising from treasury, depositary and cash management services securing maximum amounts not to exceed at any time outstanding (x) prior to the occurrence of the Milestone, $10,000,000 and (y) after the occurrence of the Milestone, $20,000,000;

(g)                                  Liens on insurance policies, premiums and proceeds thereof, or other deposits, to secure insurance premium financings with respect to unearned premiums and other liabilities to insurance carriers;

(h)                                 Liens securing Indebtedness permitted under clause (j) of the definition of Permitted Indebtedness; provided that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such Liens do not extend to any property of the Company or any Subsidiary other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(i)                                     Liens on specific items of inventory or other goods (and the proceeds thereof) of the Company securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(j)                                    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(k)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)                                     any interest or title of a lessor or licensor under any lease, sublease, license or sublicense entered into by the Company or any Subsidiary entered into in the ordinary course of its business;

(m)                             Liens on cash collateral securing hedging agreements entered into for bona fide hedging purposes in the ordinary course of business and not for speculative purposes;

(n)                                 Liens on deposits or other amounts held in escrow to secure payments (contingent or otherwise) payable by the Company with respect to (i) the settlement, satisfaction, compromise or resolution or judgments, litigation, arbitration or other disputes and (ii) any commercial contracts for manufacturing, production and other service arrangements entered into in the ordinary course of business; and

(o)                                 following the Follow-On Product Lien Release, Liens on Follow-On/Cannibalizing Product Assets.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

“Pro Rata Portion” means, with respect to any Purchaser, the sum of the unfunded Purchaser Commitment of such Purchaser and Purchaser Payments made by such Purchaser divided by the sum of all unfunded Purchaser Commitments and all Purchasers Payments made by the Purchasers.

“Product Assets” means (a) all Product Intellectual Property, (b) each Material Contract related to any Included Product, (c) all Regulatory Approvals related to any Included Product, (d) all inventory of Included Products and any raw materials and work-in-process relating thereto, (e) all accounts receivables and payment intangibles arising out of sales of any Included Product or licenses of any Product Intellectual Property, (f) all other assets primarily related to the Development, Manufacture or Commercialization of any Included Product and that are owned by, licensed to, or otherwise Controlled by the Company or any Subsidiary, (g) any other assets that are owned by, licensed to, or otherwise Controlled by the Company or any Subsidiary that are reasonably necessary for the Development, Commercialization or Manufacture of any Included Products, the absence of which would reasonably be expected to cause a Material Adverse Effect and (h) all proceeds of any of the foregoing.

“Product Intellectual Property” means all Intellectual Property that is necessary for, or otherwise material to, the Development, Commercialization, and/or Manufacture, or other exploitation, of any Included Product that is owned, licensed or otherwise controlled by any Obligor as of the Effective Date or acquired by an Obligor thereafter, which shall initially include, without limitation, the Patents identified in Schedule 3.11(a).

“Promotional Efforts” means, with respect to the performance of Development, Commercialization or Manufacturing activities for an Included Product, the carrying out of such activities in a sustained and diligent manner, and at all times using personnel (including salespeople promoting the Included Products in first position in the United States), efforts and resources available to the Company or resources that the Company is reasonably capable of generating and comparable to the personnel, efforts and resources commonly used in the pharmaceutical industry by a publicly traded pharmaceutical company for such company’s primary and top priority compound.  “Promotional Efforts” shall be determined without regard to any other product opportunities of the Company and any payments owed by the Company to the Purchasers under this Agreement.

“Purchaser” has the meaning set forth in the first paragraph hereof.

“Purchaser Agent” has the meaning set forth in the first paragraph hereof.

“Purchaser Commitment” means, with respect to any Purchaser, the commitment of such Purchaser to purchase the Revenue Interests and pay the Purchaser Payments in an aggregate amount up to the amount set forth opposite such Purchaser’s name on Schedule 1.01(b).

“Purchaser Payments” means each of the First Payment, the Second Payment and the Third Payment.

“Put Option” has the meaning set forth in Section 5.07(a).

“Put Option Closing Date” has the meaning set forth in Section 5.07(a).

“Put Option Event” means any one of the following events:

(a)                                 any Bankruptcy Event;

(b)                                 the Company fails to make any payment within two (2) Business Days of when due under Section 2.02; provided that, no more than five times during the term of this Agreement, such failure shall not constitute an Put Option Event if the Company makes such payment within five (5) Business Days of the applicable due date;

(c)                                  a Material Adverse Effect;

(d)                                 any representation, warranty or statement made or deemed made by or on behalf of any Obligor in or in connection with any Transaction Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Transaction Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation, warranty or statement contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation, warranty or statement does not otherwise contain any materiality or Material Adverse Effect qualifier;

(e)                                  (i) the Company breaches in any material respect any term, covenant or agreement in any Transaction Document (other than a breach of Section 5.01(a)(i) or Section 5.01(a)(ii)), which such breach, if capable of cure, is not cured within ten (10) Business Days after receipt of written notice of such breach from the Purchaser Agent, and (ii) the Company fails to provide any notice when required by Section 5.01(a)(i) or Section 5.01(a)(ii);

(f)                                   (i) the occurrence of any “fundamental change”, “change of control” or “event of default” or similar event under the terms of any Permitted Convertible Notes giving the holders thereof the right to require the repurchase of, or to accelerate, such Permitted Convertibles Notes and (ii), unless the Applicable Percentage for Tier 1 and Tier 2 has actually decreased to 0.4% (or 0.53% if the Third Payment has been made), the date six months prior to the stated maturity date of any Permitted Convertible Notes;

(g)                                  any Change of Control; and

(h)                                 the fifteenth (15th) anniversary of the First Purchaser Payment Date.

“Put/Call Price” means, as of any date of determination:

(a)                                 in case of an exercise of the Put Option by the Required Purchasers (other than in connection with a Change of Control) on or prior to the first anniversary of the First Purchaser Payment Date, an amount equal to 120.0% of the Cumulative Purchaser Payments; and

(b)                                 in all other cases,

(i)                                     on or prior to the third anniversary of the First Purchaser Payment Date, an amount equal to 175.0% of the Cumulative Purchaser Payments; and

(ii)                                  after the third anniversary of the First Purchaser Payment Date, an amount equal to 195.0% of the Cumulative Purchaser Payments;

minus, in each case, the sum of all Revenue Interest Payments made by the Company to the Purchasers prior to such date; provided that the Put/Call Price shall not be less than zero.

For the avoidance of doubt, the Put/Call Price shall be calculated as of the date of the payment of the Put/Call Price.

“Reconciliation Report” means, with respect to the relevant calendar quarter or calendar year of the Company, (a) a report showing Net Sales for the Product for such calendar period, reconciled, in each case, to the most applicable line item in the Company’s statements of operations for the applicable calendar period and (b) a reconciliation of all payments made by the Company to the Purchasers pursuant to this Agreement during such calendar period.  The Reconciliation Report for a calendar year shall also include the foregoing information with respect to the fourth quarter of such calendar year.

“Regulatory Agency” means the FDA and any other Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals.

“Regulatory Approval” means all approvals (including, without limitation, where applicable, Drug Approval Applications, pricing and reimbursement approval, labeling approval and schedule classifications), licenses, registrations, certificates, permits or authorizations (including, without limitation, pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto)) of any Governmental Authority necessary for the manufacture, use, storage, import, export, transport, offer for sale, or sale of any Included Product, together with all amendments, supplements and updates thereto.

“Regulatory Filings” means all applications, filings, dossiers and the like submitted to a Regulatory Agency for the purpose of obtaining Regulatory Approval from that Regulatory Agency.  Regulatory Filings shall include, but not be limited to, all Drug Approval Applications.

“Reimbursable Expenses” means all costs, and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, consulting fees, advisory fees, fees incurred on account of lien searches, inspection fees and filing fees) for preparing, amending, negotiating, administering, defending and enforcing the Transaction Documents (including, without limitation, those incurred in connection with appeals or any Bankruptcy Event) or otherwise incurred by the Purchaser Agent and/or the Purchasers in connection with the Transaction Documents; provided that Reimbursable Expenses incurred prior to the Effective Date in connection with the preparation and negotiation of the Transaction Documents shall not exceed $350,000.

“Related Party” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Required Purchasers” means the Purchasers whose aggregate Pro Rata Portions exceed 50%.

“Revenue Interest Period” means the period from and including the First Purchaser Payment Date through and including the date on which the Purchasers have received Revenue Interest Payments of 195.0% of the Cumulative Purchaser Payments, unless earlier terminated upon (i) the Purchasers’ exercise, or deemed automatic exercise, of the Put Option in accordance with Section 5.07(a) or (ii) the Company’s exercise of the Call Option in accordance with Section 5.07(b), in each case upon the indefeasible payment of the Put/Call Price.

“Revenue Interest Payments” means, with respect to each calendar quarter during the Revenue Interest Period, payments to the Purchasers in respect of the Revenue Interests calculated by multiplying the Applicable Percentage(s) by the corresponding amount of incremental Annual Net Sales of all Included Products for such calendar quarter.

“Revenue Interests” means all of the Company’s right, title and interest in and to that portion of the accounts and payment intangibles arising out of sales and licenses of the Included Products and the Product

Assets equal to the Revenue Interest Payments for each calendar quarter (or portion thereof) during the Revenue Interest Period.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs/, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time, or (ii)(A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC” means the Securities and Exchange Commission.

“Second Payment” means $25,000,000, which shall be paid by the Purchasers on the Second Purchaser Payment Date in accordance with Section 2.03(a)(ii).

“Second Purchaser Payment Date” means the date specified in the applicable notice sent to the Purchaser Agent pursuant to Section 2.03(b)(v)(D) with regards to the Second Payment; provided that such date shall occur no later than thirty (30) days after the FDA Approval Date.

“Security Agreement” means the Security Agreement between the Company, each Subsidiary Guarantor and the Purchaser Agent providing for, among other things, the grant by the Company in favor of the Purchaser Agent, for the benefit of the Purchasers, of a valid continuing, perfected lien on and security interest in the Collateral described therein, which Security Agreement shall be substantially in the form of Exhibit A.

“Specified Foreign Subsidiary” means any Foreign Subsidiary of the Company that meets the following conditions: (i) the Equity Interests of such Foreign Subsidiary are directly owned by any Obligor and pledged in favor of the Purchaser Agent to the extent required pursuant to Section 5.06(b), (ii) such Foreign Subsidiary shall not voluntarily pledge, or grant any security interest in, any Product Assets (other than following the Follow-Lien Release, Follow-On Cannibalizing Product Assets) to any Person (other than any Obligor or the Purchaser Agent or the Purchasers pursuant to the Transaction Documents), (iii) such Foreign Subsidiary shall not incur any Indebtedness  (other than Indebtedness owed to an Obligor and Permitted Indebtedness set forth in clauses (a), (c), (f), (g), (h) and (i) of the definition thereof), (iv) such Foreign Subsidiary shall in all material respects conduct its business solely in its own name and comply with all organizational formalities necessary to maintain its separate existence, not comingle its assets with those of any Person, only enter into contracts in its own name as a legal entity separate from any other Person, maintain separate books and records, pay its own liabilities and expenses out of its own funds and maintain adequate capital in light of its contemplated business purpose and operations, and (v) such Foreign Subsidiary shall engage solely in the Commercialization of an Included Product in a jurisdiction outside the United States and shall not engage in the Development of any Included Product.

“Subsidiary” means with respect to any Person (i) any corporation of which the outstanding Equity Interests having at least a majority of votes entitled to be cast in the election of directors under ordinary circumstances is at the time owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.  Unless the context otherwise requires, “Subsidiary” refers to a direct or indirect Subsidiary of the Company.

“Subsidiary Guarantor” means any Subsidiary of the Company that is a guarantor of the Obligations under the Guaranty (or under another guaranty agreement in form and substance satisfactory to the Purchaser Agent) and has granted to the Purchaser Agent, on behalf of the Purchasers, a Lien upon and security interest in its right, title and interest in, to and under the Collateral pursuant to the Security Agreement.

“Tax” or “Taxes” means any federal, state, local or foreign tax, levy, impost, duty, assessment, fee, deduction or withholding or other charge, including all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation and other fees imposed by any taxing authority (and interest, fines, penalties and additions related thereto).

“Tax Return” means any report, return, form (including elections, declarations, statements, amendments, claims for refund, schedules, information returns or attachments thereto) or other information supplied or required to be supplied to a Governmental Authority with respect to Taxes.

“Term” has the meaning set forth in Section 6.01.

“Third Party” means any Person other than the Purchaser Agent, any Purchaser, the Company or any Subsidiary provided that, for purposes of the Net Sales definition, “Third Party” means any Person other than the Company, its Affiliates and any Licensee.

“Third Payment” means $50,000,000, which shall be paid by the Purchasers on the Third Purchaser Payment Date in accordance with Section 2.03(a)(iv).

“Third Purchaser Payment Date” means the date specified in the applicable notice sent to the Purchaser Agent pursuant to Section 2.03(b)(v)(D) with regards to the Third Payment.

“Transaction Documents” means, collectively, this Agreement, the Security Agreement, each Guaranty and any related ancillary documents or agreements.

“Transfer” means any sale, conveyance, assignment, disposition, license, sub-license or other transfer.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UCC Financing Statements” means the UCC-1 financing statements, in form and substance reasonably satisfactory to the Purchaser Agent, that shall be filed by the Purchaser Agent at or promptly following the Effective Date, as well as any additional UCC-1 financing statements or amendments thereto as reasonably requested from time to time, to perfect the Purchaser Agent’s security interest in the Assigned Interests Collateral.

“United States” and “U.S.” mean the United States of America.

“U.S. Purchaser” means any Purchaser or Eligible Assignee that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

ARTICLE II

PURCHASE OF REVENUE INTERESTS; PAYMENTS

Section 2.01                            Purchase of Revenue Interests.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to sell, assign and transfer to each Purchaser, and each Purchaser agrees to purchase and accept from the Company, free and clear of all Liens, such Purchaser’s Pro Rata Portion of the Revenue Interests.  The Purchasers’ interest in the Revenue Interests shall vest immediately upon the Company’s receipt of payment of the First Payment pursuant to Section 2.03(b), subject to the termination provisions of Section 6.01.

(b)                                 The Company hereby consents to the Purchaser Agent recording and filing, at the Company’s sole cost and expense, the UCC Financing Statements and other financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable) and any other notices of security or notices of charge meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary or appropriate to perfect the assignment to the Purchasers of the Revenue Interests and the Liens in the Collateral granted to the Purchaser Agent under the Security Agreement.

Section 2.02                            Payments by the Company.

(a)                                 Payments in Respect of the Revenue Interests.

(i)                                     In consideration of the Purchaser Payments made by the Purchasers, the Purchasers shall be entitled to receive, and the Company shall pay to the Purchasers, on a calendar quarterly basis, the Revenue Interest Payments during the Revenue Interest Period and, upon the exercise (or deemed exercise) by the respective party of the Call Option or the Put Option, as the case may be, the Put/Call Price in respect thereof.

(ii)                                  With respect to each calendar quarter commencing with the first Payment Date, the Company shall pay to the Purchasers, the Revenue Interest Payment for such calendar quarter on the Payment Date at the end of such calendar quarter with such payment to be calculated based on the Cash Receipts for such calendar quarter; provided that all payments in respect of any calendar quarter shall be subject to reconciliation based on (A) the final Net Sales for the applicable calendar quarter on the Payment Date for the subsequent calendar quarter and (B) the final Net Sales for the applicable calendar year in which such calendar quarter occurs based on the audited financial statements for such calendar year on the Payment Date for the first calendar quarter of the subsequent calendar year, in each case of (A) and (B), with such reconciliation to be prepared by the Company and delivered to the Purchasers and the Purchaser Agent in the form of a Reconciliation Report in accordance with Section 5.02(b)(i).  With respect to each reconciliation, any overpayments shall be credited against, and any underpayments shall be added to, the subsequent payments in respect of the Revenue Interests.  For the avoidance of doubt, the Purchasers shall not be required to refund any Revenue Interest Payments.

(b)                                 Reimbursable Expenses.  The Company shall pay to the Purchaser Agent all Reimbursable Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.  It is the intention of the parties hereto that the Company shall pay Reimbursable Expenses directly; provided that, at the discretion of the Purchasers, Reimbursable Expenses may be deducted from the Purchaser Payments.  In the event the

Purchaser Agent or any Purchaser pays any of such expenses directly, the Company will promptly reimburse the Purchaser Agent or such Purchaser for such expenses.

(c)                                  Payment Procedure; Currency Conversion; Late Payments.  Any payments to be made by the Company to the Purchasers hereunder or under any other Transaction Document shall be made in United States dollars by wire transfer of immediately available funds. All Revenue Interest Payments and other payments by the Company (other than payments in respect of Reimbursable Expenses and indemnification obligations pursuant to Section 8.04) shall be made to each Purchaser in accordance with its Pro Rata Portion.  If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the average of the buying and selling rates on the last five (5) Business Days of the calendar quarter to which such amounts pertain, as published by The Wall Street Journal, Internet Edition at www.wsj.com.

(d)                                 Follow-On Product Lien Release.  Following the occurrence of the Milestone, the Purchasers’ Lien in all of the Follow-On/Cannibalizing Product Assets shall be released without any further action of any party (the “Follow-On Product Lien Release”).  The Purchaser Agent shall prepare and file, at the sole cost and expense of the Company, following the occurrence of the Follow-On Product Lien Release, all documents and take all other actions reasonably requested by the Company to evidence the release of the Purchasers’ Lien on the Follow-On/Cannibalizing Product Assets.

Section 2.03                            Purchaser Payments; Conditions Precedent.

(a)                                 Purchaser Payments.  In each case subject to the applicable conditions precedent in clause (b), which may be waived by the Required Purchasers in their sole discretion:

(i)                                     On the First Purchaser Payment Date, each Purchaser shall pay to the Company, and the Company shall accept, such Purchaser’s Pro Rata Portion of the First Payment (less any then unpaid Reimbursable Expenses) by wire transfer of immediately available funds.

(ii)                                  On the Second Purchaser Payment Date, each Purchaser shall pay to the Company, and the Company shall accept, such Purchaser’s Pro Rata Portion of the Second Payment (less any then unpaid Reimbursable Expenses) by wire transfer of immediately available funds.

(iii)                               On the Third Purchaser Payment Date, at the Company’s option, each Purchaser shall pay to the Company, such Purchaser’s Pro Rata Portion of the Third Payment (less any then unpaid Reimbursable Expenses) by wire transfer of immediately available funds.

(b)                                 Conditions Precedent.

(i)                                     Conditions Precedent to the Effective Date.  The Company shall have delivered to the Purchaser Agent:

(A)                               this Agreement, duly executed by the Company; and

(B)                               a completed Perfection Certificate, duly executed by the Company.

(ii)                                  Conditions Precedent to the First Payment.  The Company shall have delivered to the Purchaser Agent:

(A)                               the Security Agreement, duly executed by the Company;

(B)                               to the extent there are changes to the information provided therein since the Effective Date, an update to the Perfection Certificate, duly executed by the Company;

(C)                               subject to Section 5.11, one or more duly executed account control agreements in respect of each Obligor’s bank and securities accounts;

(D)                               a secretary’s certificate, with certified organizational documents and resolutions,

(E)                                an officer’s certificate, certifying as to the conditions in Section 2.03(b)(v)(A) and (B);

(F)                                 a UCC-1 financing statement in proper form for filing against the Company;

(G)                               short-form security agreements in respect of the Product Intellectual Property; and

(H)                              legal opinions of counsel to the Company in the form previously agreed between the Company and the Purchaser Agent.

(iii)                               Conditions Precedent to the Second Payment.

(A)                               The FDA Approval Date shall have occurred no later than thirty (30) days prior to the Second Purchaser Payment Date;

(B)                               The Company shall have delivered to the Purchaser Agent written notice of the FDA Approval Date within five (5) Business Days of the occurrence thereof, together with the approval letter from the FDA, the approved label and any other information requested by the Purchaser Agent; and

(C)                               The Company shall have delivered to the Purchaser Agent an officer’s certificate certifying as to the conditions in Section 2.03(b)(v)(A) and (B).

(iv)                              Conditions Precedent to the Third Payment.

(A)                               The Second Payment shall have occurred;

(B)                               The Third Payment shall occur on a Business Day on or prior to the fifteenth Business Day following December 31, 2021;

(C)                               The Company shall have achieved trailing six-month worldwide Net Sales of at least $100,000,000 on or prior to December 31, 2021;

(D)                               The Company shall have delivered to the Purchaser Agent an officer’s certificate certifying the satisfaction of the condition set forth in clause (C) above, together with any related information requested by the Purchaser Agent, and the Purchaser Agent shall have been reasonably satisfied that such condition has been met; and

(E)                                The Company shall have delivered to the Purchaser Agent, an officer’s certificate certifying as to the conditions in Section 2.03(b)(v)(A) and (B).

(v)                                 Conditions Precedent to each Purchaser Payment.

(A)                               The representations and warranties in Article III hereof shall be true, accurate and complete in all material respects on the date of the applicable payment; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; provided further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

(B)                               No Put Option Event or material breach or default under any of the Transaction Documents shall have occurred and be continuing.

(C)                               To the extent not deducted from the applicable Purchaser Payment, payment of Reimbursable Expenses then due as specified in Section 2.02(b).

(D)                               With respect to the Second Payment and Third Payment, the Company shall have provided to the Purchaser Agent at least fifteen (15) Business Days’ (or such shorter period as agreed in writing by Purchaser Agent) advance written notice of the Second Purchaser Payment Date or Third Purchaser Payment Date, as applicable.

(E)                                The Purchaser Commitments shall not have expired.

Notwithstanding anything to the contrary herein, the Purchaser Commitments shall terminate to the extent funded and shall terminate in their entirety on the earliest of (i) the sixteenth Business Day following December 31, 2021, (ii) the occurrence of a Bankruptcy Event, (iii) the exercise of the Put Option by the Purchasers or the Call Option by the Company and (iv) the expiration of the Revenue Interest Period.

Section 2.04                            No Assumed Obligations.

Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchasers are acquiring only the Revenue Interests and are not assuming any liability or obligation of the Company or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether under any Transaction Document or otherwise.  All such liabilities and obligations shall be retained by and remain obligations and liabilities of the Company or its Affiliates (the “Excluded Liabilities”).

Section 2.05                            AHYDO Catch-Up Payments.

Notwithstanding anything to the contrary, if the Revenue Interests shall remain outstanding after the fifth (5th) anniversary of the initial purchase thereof, then the Company shall prepay to the Purchasers on the fifth (5th) anniversary of the closing of the transaction contemplated by this Agreement and on each applicable Payment Date occurring after such fifth (5th) anniversary that portion of the outstanding Revenue Interests Payments necessary to prevent the Revenue Interests from constituting “applicable high yield discount obligations” within the meaning of Section 163(i) of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser Agent and the Purchasers, as of the Effective Date, the First Purchaser Payment Date, the Second Purchaser Payment Date and the Third Purchaser Payment Date, as applicable, the following:

Section 3.01                            Organization.

Each Obligor is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of formation and has all corporate powers and all licenses, authorizations, consents and approvals required to carry on its respective business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents.  Each Obligor is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to do so would be reasonably expected to have a Material Adverse Effect.  As of the Effective Date, the Company has no direct or indirect Subsidiaries.

Section 3.02                            Authorization.

Each Obligor has all necessary power and authority to enter into, execute and deliver the Transaction Documents to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. Each Transaction Document has been duly authorized, executed and delivered by each Obligor party thereto, and each Transaction Document constitutes the valid and binding obligation of each Obligor party thereto, enforceable against such Obligor in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 3.03                            Governmental Authorization.

The execution and delivery by each Obligor of the Transaction Documents to which it is a party, and the performance by such Obligor of its obligations thereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Governmental Authority, except for the filing of the UCC Financing Statements and any filings with the SEC.

Section 3.04                            Ownership.

(a)                                 The Company owns or holds a valid license granting exclusive rights to, all of the Product Intellectual Property, Regulatory Filings and the Regulatory Approvals related to each Initial Product free and clear of all Liens (other than Permitted Liens), and no license or covenant not to sue under any such Product Intellectual Property, or right of reference under any such Regulatory Filings, has been granted by the Company to any Third Party, except for Permitted Licenses or as set forth on Schedule 3.04(a).

(b)                                 The Company, immediately prior to the assignment of the Revenue Interests, owns, and is the sole holder of, all the Revenue Interests and all Collateral, free and clear of any and all Liens (other than Permitted Liens). Except as set forth on Schedule 3.04(b) or as permitted pursuant to this Agreement, no Obligor has Transferred or granted any Lien in respect of or agreed to Transfer or grant any Lien in respect of, any portion of the Revenue Interests or the Collateral. Except for the sale of the Revenue Interests pursuant hereto and as set forth on Schedule 3.04(b), no Person other than the Company has any right to receive any payments in respect of Net Sales or revenues of any Included Product. The Company has the full right to sell, transfer, convey and assign to the Purchasers all of the Company’s rights, title and interests in and to the Revenue Interests to the Purchasers pursuant to this Agreement without any requirement to obtain the consent of any Person, except such consents as are obtained at or prior to the Effective Date.  At the Effective Date, the Purchasers shall have acquired good and valid rights and interests in and to the all of the Revenue Interests, free and clear of any and all Liens, subject to the terms of this Agreement.

Section 3.05                            Financial Statements.

The Financial Statements are complete and accurate in all material respects, were prepared in conformity with GAAP and present fairly in all material respects the financial position and the financial results of the Company and its Subsidiaries as of the dates and for the periods covered thereby, subject in the case of the unaudited financial statements to the absence of footnotes, year-end adjustments and other supplementary information required by GAAP.

Section 3.06                            No Undisclosed Liabilities.

Except for those liabilities (a) identified in the Financial Statements (including the notes thereto) and/or in any current or periodic filing made by the Company with the SEC or incurred in the ordinary course of business since the date of the most recent Financial Statements; (b) Permitted Indebtedness; or (c) in connection with the Obligations under the Transaction Documents, there are no material liabilities of the Company or its Subsidiaries related to any Initial Product, of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable.

Section 3.07                            Solvency.

The Company and the Subsidiaries, taken as a whole, are not insolvent as defined in any statute of the United States Bankruptcy Code or in the fraudulent conveyance or fraudulent transfer statutes of the State of Delaware.  Assuming consummation of the transactions contemplated by the Transaction Documents, (a) the present fair saleable value of the Company’s and the Subsidiaries’ assets is greater than the total amount of liabilities of the Company and the Subsidiaries as such liabilities mature, (b) the Company and the Subsidiaries, taken as a whole, do not have unreasonably small capital with which to engage in its business, and (c) the Company and the Subsidiaries, taken as a whole, have not incurred, nor do they have present plans to or intend to incur, debts or liabilities beyond their ability to pay such debts or liabilities as they become absolute and matured.

Section 3.08                            Litigation.

Other than as set forth on Schedule 3.08, there is no (a) action, suit, arbitration proceeding, claim, investigation or other proceeding (whether administrative, judicial or otherwise) pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or (b) any governmental inquiry pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary, in each case with respect to clauses (a) and (b) above, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.08, as of the First Purchaser Payment Date, there is no action, suit, arbitration proceeding, claim, investigation, governmental inquiry or other proceeding (whether administrative, judicial or otherwise) pending or, to the Knowledge of the Company, threatened against the Company, any Subsidiary or any other Person relating to the Revenue Interests, any Included Product or any other Product Asset.

Section 3.09                            Compliance with Laws.

Neither the Company nor any Subsidiary (a) is in violation of, has violated, or to the Knowledge of the Company, is under investigation with respect to, or (b) has been threatened to be charged with or been given notice of any violation of any law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license entered by any Governmental Authority applicable to, the Company or any of its Subsidiaries, the Revenue Interests or any Included Product or any other Product Asset, in each case which would reasonably be expected to have a Material Adverse Effect.

Section 3.10                            Conflicts.

Except as set forth on Schedule 3.10, neither the execution and delivery of any of this Agreement or the other Transaction Documents to which any Obligor is a party nor the performance or consummation of the transactions contemplated hereby or thereby will: (a) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (i) any law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Company or any Subsidiary or any of their respective assets or properties may be subject or bound; or (ii) (A) any material contract, agreement, commitment or instrument that has been filed with the SEC to which the Company or any Subsidiary is a party or by which the Company or its Subsidiary or any of their respective assets or properties is bound or committed or (B) any other contract, agreement, commitment or instrument to which the Company or any Subsidiary is a party or by which the Company or its Subsidiary or any of their respective assets or properties is bound or committed; (b) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the articles or certificate of incorporation or bylaws (or other organizational or constitutional documents) of the Company or any Subsidiary; (c) except for the filing of the UCC Financing Statements and any other notices of security or notices of charge required hereunder and filings with the United States Patent and Trademark Office or filings with the SEC, require any notification to, filing with, or consent of, any Person or Governmental Authority, except such consents that are obtained at or prior to the Effective Date; (d) give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, any Subsidiary or any other Person involving the Revenue Interests; or (e) other than pursuant to, or any other Transaction Document, result in the creation or imposition of any Lien (other than a Permitted Lien) on (i) the assets or properties of the Company or any Subsidiaries or (ii) the Revenue Interests or any Collateral, except, in the case of the foregoing clauses (a)(i), (a)(ii)(B) or (c), as would not reasonably be expected to have a Material Adverse Effect.

Section 3.11                            Intellectual Property.

(a)                                 Schedule 3.11(a) sets forth, as of the Effective Date, an accurate, true and complete list of all (i) Patents and utility models, (ii) trade names, registered trademarks, registered service marks, and applications for trademark registration or service mark registration, (iii) registered copyrights and (iv) domain name registrations and websites, in each case with respect to clauses (i), (ii), (iii) and (iv) above in this clause (a) that constitute Product Intellectual Property. Except as disclosed therein, to the Knowledge of the Company, each issued Patent and trademark listed on Schedule 3.11(a) is valid, enforceable and subsisting and has not lapsed, expired, been cancelled or become abandoned, except in the ordinary course of business or where such lapse or abandonment would not reasonably be likely to result in a Material Adverse Effect.

(b)                                 Except for Product Intellectual Property licensed to or owned by any Obligor and set forth on Schedule 3.11(a), to the Knowledge of the Company, no other Intellectual Property is necessary to use, Develop, Manufacture, import or Commercialize the Initial Products.  To the Knowledge of the Company,

the use, Development, Manufacture, import or Commercialization of the Initial Products does not and will not infringe any Patents or misappropriate any other Intellectual Property that is owned or controlled by a Third Party.

(c)                                  To the Knowledge of the Company, there are no unpaid maintenance, annuity or renewal fees currently overdue for any of the Patents that constitute Product Intellectual Property or which cover compositions of matter, formulation, method of use, method of manufacture and/or processes which relate to the Initial Products or alternatives thereto, and that are owned by or licensed to the Company (“Material Patents”).

(d)                                 There is, and has been, no pending, decided or settled opposition, interference proceeding, reexamination proceeding, cancellation proceeding, injunction, claim, lawsuit, declaratory judgment, administrative post-grant review proceeding, other administrative or judicial proceeding, hearing, investigation, complaint, arbitration, mediation, International Trade Commission investigation, decree, or any other filed claim (collectively referred to hereinafter as “Disputes”) related to any of the Material Patents nor has any such Dispute been threatened in writing challenging the legality, validity, enforceability or ownership of any Material Patents. There are no Disputes by any Person or Third Party against the Company, its Affiliates or its Licensees or its licensor, and the Company has not received any written notice or claim of any such Dispute as pertaining to the Initial Products.

(e)                                  The Company and its Affiliates have taken commercially reasonable measures and precautions to protect and maintain (i) the confidentiality of all trade secrets with respect to any Initial Product that it owns or exclusively licenses and (ii) the value of all Intellectual Property related to any Initial Product, except where such failure to take action would not reasonably be expected to have a Material Adverse Effect.

(f)                                   No material trade secret of the Company or its Affiliates with respect to any Initial Product has been published or disclosed to any Person except pursuant to a written agreement requiring such Person to keep such trade secret confidential, except where such disclosure would not reasonably be expected to have a Material Adverse Effect.

Section 3.12                            Regulatory Approvals.

(a)                                 The Company and its Affiliates and Licensees have made available to the Purchaser Agent any written reports or other written communications received from a Governmental Authority that would indicate that any Regulatory Agency (A) is likely to revise or revoke any current Regulatory Approval granted by any Regulatory Agency with respect to any Initial Product or may not grant Regulatory Approval for any Initial Product or (B) is likely to pursue any material compliance actions against the Company. To the Knowledge of the Company there are no other facts or circumstances that would reasonably be expected to (i) indicate that any of the events specified in the immediately preceding clauses (A) or (B) may occur or (ii) cause the Company or any of its Subsidiaries to voluntarily revise, withdraw or not apply for any Regulatory Approval.

(b)                                 The Company and its Subsidiaries possess all Regulatory Approvals issued or required by the Regulatory Agencies, which Regulatory Approvals are necessary to conduct the business relating to the Initial Products, including to conduct the current clinical trials relating to the Initial Products, and neither the Company nor its Subsidiaries has received any notice of proceedings relating to, and there are no facts or circumstances to the Knowledge of the Company that would reasonably be expected to lead to, the revocation, suspension, termination or modification of any such Regulatory Approvals. As to all Regulatory Approvals for the Initial Products, all preclinical and clinical data contained in the applications for such Regulatory Approvals was truly and accurately reported to the Regulatory Agencies granting such

Regulatory Approvals, and, to the Knowledge of the Company, there has been no failure to disclose any material fact required to be disclosed to such Regulatory Agencies.

(c)                                  The Company and its Affiliates and Licensees are in compliance with, and have complied with, all applicable federal, state, local and foreign laws, rules, regulations, standards, orders and decrees governing its business, including all regulations promulgated by each Regulatory Agency, the failure of compliance with which would reasonably be expected to result in a Material Adverse Effect; the Company and its Affiliates and Licensees have not received any notice citing action or inaction by any of them that would constitute any non-compliance with any applicable federal, state, local and foreign laws, rules, regulations, or standards, which would reasonably be expected to result in a Material Adverse Effect; and to the Knowledge of the Company, no prospective change in any applicable federal, state, local or foreign laws, rules, regulations or standards has been adopted which, when made effective, would reasonably be expected to result in a Material Adverse Effect.

(d)                                 Non-clinical investigations and clinical trials conducted on behalf of the Company or its Affiliates or Licensees relating to each Initial Product were conducted in all material respects in compliance with applicable laws and, in all material respects, in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards. The descriptions and the results of such trials provided to the Purchaser Agent are accurate in all material respects. Neither the Company nor its Affiliates and Licensees has received any notices or correspondence from any Regulatory Agency or comparable authority requiring the termination, suspension, or modification or clinical hold of any clinical trials conducted by or on behalf of the Company or its Affiliates and Licensees with respect to any Initial Product.

(e)                                  Neither the Company nor any of its Affiliates or Licensees have received any notices from, or had any written or oral communications with, (i) any Governmental Authority or (ii) any pricing and reimbursement representative of any Person, in each case exercising authority with respect to pricing and reimbursement for the Initial Products, that have resulted in, or would reasonably be expected to result in, any non-coverage decision in respect of, or material reduction in the expected pricing of, the Initial Products.

(f)                                   All manufacturing operations conducted by or on behalf of the Company and its Affiliates and Licensees relating to the Initial Products have been and are being conducted in compliance with current good manufacturing practices set forth in 21 C.F.R. Parts 210 and 211 and applicable FDA guidance documents.

(g)                                  Neither the Company, its Affiliates, its Licensees nor their respective officers, employees or agents, has been convicted of any crime or engaged in any conduct for which (i) debarment is mandated by 21 U.S.C. § 335a(a) or authorized by 21 U.S.C. § 335a(b); or (ii) exclusion is required pursuant to 42 U.S.C. § 1320a-7b and related regulations, nor is any such debarment or exclusion threatened or pending.

(h)                                 The Company and its Affiliates and Licensees are in material compliance with all applicable federal, state and local laws and regulations regarding the privacy and security of health information and electronic transactions, including the Health Insurance Portability and Accountability Act (HIPAA), and has implemented adequate policies, procedures and training designed to assure continued compliance and to detect non-compliance.

(i)                                     The Company has made available to the Purchasers all Regulatory Approvals and all material correspondence with Governmental Authorities (including the FDA) with respect to such Regulatory Approvals, with respect to the Initial Products and all requested documents related to the Initial Products in each case in the possession and control of the Company or its Subsidiaries.

Section 3.13                            Material Contracts.

The Company has made available to Purchasers correct and complete copies of all Material Contracts.  Neither the Company nor its Affiliates is in material breach of any Material Contract or in material default under any Material Contract.  There is no event or circumstance that with notice or lapse of time, or both, would reasonably be expected to (a) constitute a material breach or default by the Company and/or its Affiliates or (to the Knowledge of the Company) any other party under any Material Contract, (b) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (c) give any Person the right to accelerate the maturity or performance of any Material Contract or (d) give any Person the right to cancel, terminate or modify any Material Contract. To the Knowledge of the Company, nothing has occurred and no condition exists that would permit any other party thereto to terminate any Material Contract. Neither the Company nor its Affiliates has received any notice or, to the Knowledge of the Company, any threat of termination of any such Material Contract. To the Knowledge of the Company, no other party to a Material Contract is in material breach of or in default under such Material Contract. All Material Contracts are valid and binding on the Company and its Affiliates and, to the Knowledge of the Company, on each other party thereto, and are in full force and effect.

Section 3.14                            Place of Business.

The Company’s principal place of business and chief executive office are set forth on Schedule 3.14.

Section 3.15                            Subordination.

The claims and rights of the Purchaser Agent and the Purchasers created by any Transaction Document are not and shall not be subordinated to any creditor of any Obligor or any other Person and the Liens created pursuant to the Transaction Documents will have first ranking priority and will not be subject to any prior ranking or pari passu ranking Lien other than as permitted by this Agreement.

Section 3.16                            Insurance.

There are in full force and effect insurance policies maintained by reputable insurance companies in accordance with standards customary for companies such as the Company, with coverage of the Company and each of its Subsidiaries in amounts customary for companies of comparable size and condition similarly situated in the same industry as, including product liability insurance, directors and officers insurance and insurance against litigation liability, subject only to such exclusions and deductible items as are usual and customary in insurance policies of such type.

Section 3.17                            Tax.

Each of the Company and its Subsidiaries has paid all material Taxes when due, except for any Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings, and there are no Liens in respect of Taxes applicable to the Company or any of its Subsidiaries except Permitted Liens.

Section 3.18                            Disclosure.

All information heretofore furnished to the Purchaser Agent or any Purchaser by or on behalf of the Company for purposes of or in connection with any Transaction Document or any transaction contemplated hereby, after giving effect to all supplements thereto made prior to the Effective Date, the

Second Purchaser Payment Date or Third Purchaser Payment Date, as applicable, is or will be, true, complete and correct in every material respect; provided that projections and other forward looking information are based on reasonable estimates on the date as of which such information is stated or certified (it being understood that forecasts and projections are subject to contingencies and no assurance can be given that any forecast or projection will be realized).

Section 3.19                            Investment Company Act.

None of the Company or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.

Section 3.20                            OFAC; Anti-Terrorism Laws.

(a)                                 None of the Company, any Subsidiary of the Company or, to the knowledge of the Company, any Affiliate of the Company (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Countries or (iii) derives more than 10% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries.  No part of the proceeds of any Purchaser Payment hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(b)                                 Each of the Company and its Subsidiaries is in compliance in all material respects with the PATRIOT Act.  No part of the proceeds of the Purchaser Payments hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

Section 3.21                            Broker’s Fees.

The Company and its Subsidiaries have not taken any action that would entitle any Person to any commission or broker’s fee in connection with this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser represents and warrants to the Company, as of the Effective Date, the First Purchaser Payment Date, the Second Purchaser Payment Date and the Third Purchaser Payment Date, as applicable, the following:

Section 4.01                            Organization.

Such Purchaser is a duly organized and validly existing under the laws of its jurisdiction of organization.

Section 4.02                            Authorization.

Such Purchaser has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.  The Transaction Documents have been duly authorized, executed and delivered by such Purchaser and each Transaction Document constitutes the valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 4.03                            Broker’s Fees.

Such Purchaser has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 4.04                            Conflicts.

Neither the execution and delivery of this Agreement or any other Transaction Document to which such Purchaser is a party nor the performance or consummation of the transactions contemplated hereby or thereby will: (a) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (i) any law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which such Purchaser or any of its assets or properties may be subject or bound; or (ii) any contract, agreement, commitment or instrument to which such Purchaser is a party or by which such Purchaser or any of its assets or properties is bound or committed; (b) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the organizational or constitutional documents of such Purchaser; or (c) require any notification to, filing with, or consent of, any Person or Governmental Authority, except, in the case of the foregoing clauses (a) or (c), as would not, individually or in the aggregate, have a material adverse effect on the ability of such Purchaser to perform any of its obligations under the Transaction Documents.

Section 4.05                            Compliance with Laws.

Such Purchaser (a) is not in violation of, has not violated, or to the Knowledge of such Purchaser, is not under investigation with respect to, or (b) has not been threatened to be charged with or been given notice of any violation of any law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license entered by any Governmental Authority that would reasonably be expected to have a material adverse effect on such Purchaser.

Section 4.06                            Financing.

Such Purchaser has sufficient funds or capital commitments available to make its Pro Rata Portion of the Purchaser Payments.

ARTICLE V

COVENANTS

From the date hereof through and including the end of the Revenue Interest Period, the following covenants shall apply:

Section 5.01                            Notices; Access; Information.

(a)                                 Notices. The Company shall provide the written notice to the Purchaser Agent and the Purchasers of the following events:

(i)                                     Promptly (and in any event within two (2) Business Days) upon Knowledge thereof, the occurrence of any Put Option Event or any material breach or default by the Company of any covenant, agreement or other provision of this Agreement, or any other Transaction Document;

(ii)                                  Promptly (and in any event within two (2) Business Days) upon Knowledge thereof, the occurrence of any Material Adverse Effect or any event which could reasonably be expected to have a Material Adverse Effect;

(iii)                               Promptly upon receipt of written notice thereof, or otherwise obtaining Knowledge, any default or event of default under, or any termination (other than expiration in accordance with its terms) of, any Material Contract;

(iv)                              Promptly (and in any event within five (5) Business Days) upon Knowledge thereof, any litigation or proceedings to which the Company or any Subsidiary is a party or which would reasonably be expected to have a Material Adverse Effect or which challenge the validity of the Transaction Documents or any of the transactions contemplated therein;

(v)                                 Promptly upon Knowledge thereof, the occurrence of (A) a material manufacturing disruption or (B) any circumstance, event or condition that has resulted in, or would reasonably be expected to result in, a recall of any Included Product;

(vi)                              Promptly upon Knowledge thereof, any infringement by any Third Party of any Product Intellectual Property which has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the level of Net Sales of the Included Products and any infringement by any Included Product of any Third Party Intellectual Property that would reasonably be expected to have a Material Adverse Effect;

(vii)                           Promptly (and in any event within five (5) Business Days of the occurrence thereof), the FDA Approval Date, the Company’s receipt of any other Regulatory Approval of an Included Product in the United States or the receipt of Regulatory Approval from the European Medicines Agency;

(viii)                        Promptly (and in any event within ten (10) Business Days) of the receipt, any material written communication from the FDA to the Company prior to the completion of the CLEAR Outcome Study and related FDA submissions; and

(ix)                              Not less than ten (10) calendar days prior thereto, any change in, or amendment or alteration of, any Obligor’s legal name, form of legal entity or jurisdiction of organization.

(b)                                 Maintenance of Books and Records. The Company shall keep and maintain, and cause its Affiliates and Licensees to keep and maintain, at all times full and accurate books of account and records adequate to correctly reflect (and in sufficient detail to permit the Purchaser Agent to confirm the accuracy of) all payments paid and/or payable with respect to the Revenue Interests.  Such records shall be kept and maintained for a minimum of seven (7) years from the end of the calendar year to which they pertain.

(c)                                  Inspection Rights.  The Purchaser Agent shall have the right, not more than once a year (or more frequently if a Put Option Event shall have occurred and be continuing), to designate a Third Party independent public accounting firm (the “Purchaser Agent Representative”) to visit the Company’s and its Affiliates’ and Licensees’ offices and properties where the Company and its Affiliates and Licensees keep and maintain their books and records relating or pertaining to Net Sales and the Revenue Interests for purposes of conducting an audit of Net Sales during the term of this Agreement, during normal business hours, and, upon five (5) Business Days’ written notice given by the Purchaser Agent to the Company, the Company will provide such Purchaser Agent Representative reasonable access to such books and records.

(d)                                 Audit Costs. In the event any audit of the books and records of the Company and its Affiliates and Licensees relating to the Revenue Interests and the Collateral by the Purchaser Agent and/or the Purchaser Agent Representative reveals that the amounts paid to the Purchasers hereunder for the period of such audit have been understated by more than five percent (5%) of the amounts determined to be due for the period subject to such audit, then the Audit Costs in respect of such audit shall be borne by the Company; and in all other cases, such Audit Costs shall be borne by the Purchasers.

(e)                                  Data Room Access.  The Company will cause to be maintained, provide access to the Purchasers to, and ensure that all documents and other information posted thereon on or before the Effective Date remain posted on, the electronic datasite maintained by Merrill Corporation with the name “Eclipse Corporate Data Room” until such time as the Company has provided to the Purchaser Agent all such documents and other information via USB or other transferable electronic format.

Section 5.02                            Reports.

(a)                                 Periodic Reports. The Company shall deliver to the Purchaser Agent the following financial statements:

(i)                                     as soon as available, but no later than forty-five (45) days after the last day of each calendar quarter, (A) a company prepared balance sheet, statement of operations and cash flow statement covering the consolidated operations of the Company and the Subsidiaries for such quarter certified by the chief financial officer of the Company and (B) a statement, on a country-by-country, if applicable, and Included Product-by-Included Product basis, of the amount of gross sales and Net Sales of Included Products during the applicable calendar quarter (including details of the deductions from gross sales taken in accordance with the definition of Net Sales), the calculation of the Applicable Percentage, the calculation of the amount of Revenue Interest Payment due on such sales for such calendar quarter, and the exchange rates used, if applicable; and

(ii)                                  as soon as available, but no later than ninety (90) days after the last day of each calendar year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from Ernst & Young LLP or other independent public accounting firm certified by the Public Company Accounting Oversight Board.

Any documents required to be delivered pursuant to this Section 5.02(a) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (A) the Company posts such documents, or provides a link thereto, on Company’s website on the internet at Company’s website address or (B) such documents are posted on Company’s behalf on the internet or an intranet website, if any, to which Purchaser Agent and the Purchasers have access.

(b)                                 Reconciliation Reports; Updates.

(i)                                     Within forty-five (45) days after the last day of each calendar quarter, the Company shall deliver to Purchaser Agent a Reconciliation Report for such quarter or year, together with a certificate of the Company, certifying that to the Knowledge of the Company (i) such Reconciliation Report is a true and complete copy and (ii) any statements and any data and information therein prepared by the Company are true, correct and accurate in all material respects. Upon request by the Purchaser Agent, the Company and the Purchaser Agent shall meet in person or by teleconference to discuss each Reconciliation Report;

(ii)                                  Within forty-five (45) days after the last day of each calendar quarter, the Company shall deliver to Purchaser Agent (v) a Financial Condition and Results of Operations Summary, (w) if prior to the FDA Approval Date, a Clinical Update Summary, (x) a Commercial Update Summary, (y) an Intellectual Property Docket Report and (z) an Intellectual Property Update Summary; and

(iii)                               Within a reasonable time after the receipt by the Purchaser Agent or the Purchasers of any report or notice from the Company or upon the occurrence of any material event affecting the Company, the Company shall provide such other information about such report, notice or material event as any Purchaser or the Purchaser Agent may reasonably request.

Section 5.03                            Compliance with Law; Existence and Maintenance of Properties; Material Contracts.

(a)                                 The Company shall, and shall cause its Subsidiaries to, (i) comply with all material federal, state, local and foreign laws, regulations and orders applicable to the Company or any Subsidiary or any of their respective assets, including all environmental laws, (ii) obtain and maintain any and all material licenses, permits, franchises, governmental authorizations, Intellectual Property or other rights necessary for the ownership of its properties and the advantageous conduct of its business and as may be required from time to time by applicable law and (iii) maintain each obtained material Regulatory Approval necessary to sell the Included Products within the United States, except in the case of (i) or (ii) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 The Company shall, and shall cause its Subsidiaries to, (i) maintain and preserve in full force and effect its legal existence, its good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and its qualification to do business in every other jurisdiction where the nature of its business or its properties makes such qualification necessary (except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect); and (ii) maintain all material tangible properties in good working order and condition (normal wear and tear and damage by casualty excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or, in the good faith judgment of the Company, are surplus or no longer useful or desirable in the conduct of the business.

(c)                                  Each of the Company and its Affiliates shall comply with all terms and conditions of and fulfill all of its obligations under all the Material Contracts, except for such noncompliance which would not reasonably be expected to give rise to a material breach thereof or a Material Adverse Effect. Neither the Company nor any of its Subsidiaries shall, without the prior consent of the Purchaser Agent, which shall not be unreasonably withheld, conditioned or delayed (i) amend, modify, restate, cancel, supplement, terminate or waive any provision of any Material Contract, or grant any consent thereunder, or agree to do any of the foregoing, in each case which would reasonably be expected to have an adverse effect on the Revenue Interests in any material respect or a Material Adverse Effect or (ii) except for License Agreements for the Development or Commercialization of any Included Product in any jurisdiction outside of the United States and the DSE Territory (as defined in the DSE Agreement), enter into any Material Contract (A) under which a default or of which a termination could interfere with the Purchaser Agent’s or any Purchaser’s right to sell any Collateral, (B) that cannot be collaterally assigned to secure the Obligations, or (C) that contains provisions that restrict or penalize the granting of a security interest in such Material Contract or the assignment of such Material Contract upon the sale or other disposition of all or substantially all of a product or the business to which such Material Contract relates.

Section 5.04                            Confidentiality; Public Announcement.

(a)                                 All Confidential Information furnished by the Purchaser Agent or any Purchaser to the Company or by the Company to the Purchaser Agent or any Purchaser in connection with this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby, as well as the terms, conditions and provisions of this Agreement and any other Transaction Document, shall be kept confidential by the Company, the Purchaser Agent and the Purchasers. Notwithstanding the foregoing, the Company, the Purchaser Agent and the Purchasers may disclose such Confidential Information to their partners, directors, employees, managers, officers, investors, bankers, advisors, trustees and representatives, provided that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential on the same terms and conditions as the terms of this Section 5.04(a); provided, further, that unless a Put Option Event, or any event that with the giving of notice or passage of time would constitute a Put Option Event, has occurred and is continuing, no such disclosure shall be made to any Disqualified Person. The Company will consult with the Purchaser Agent, and the Purchaser Agent will consult with the Company, on the form, content and timing of any such disclosures of Confidential Information, including, without limitation, any disclosures made pursuant to applicable securities laws or made to investment or other analysts.  Notwithstanding the foregoing, the foregoing restrictions shall not apply to information that (A) is already in the public domain at the time the information is disclosed (other than as a result of its improper disclosure by the Company, the Purchaser Agent, any Purchaser or their respective Affiliates and representatives), (B) thereafter becomes lawfully obtainable from other sources who are not under an obligation of confidentiality and are not otherwise prohibited from disclosing such information by a contractual, legal or fiduciary obligation, (C) is required to be disclosed (i) in any document filed with any Governmental Authority, (ii) to any regulatory authority who has jurisdiction or supervisory oversight over the Purchaser Agent or any Purchaser and/or their respective Affiliates, whether pursuant to an exam, audit, inquiry, request or general supervisory oversight,  or (iii) pursuant to a subpoena or order of a court or in connection with any judicial, administrative or legal proceeding or otherwise required by law (provided that in the case of this clause (iii), to the extent legally permissible, the party receiving such Confidential Information and subject to such disclosure requests promptly notifies the disclosing party thereof and uses reasonable efforts to cooperate at the disclosing party’s cost and expense to obtain an order or other reliable assurance that confidential treatment will be accorded to the Confidential Information so disclosed so long as such reasonable cooperation does not cause the receiving party to be in violation of the terms of any law, rule or regulation), or (D) is required to be disclosed under securities laws, rules and regulations applicable to the Company or pursuant to the rules and regulations of any securities exchange or trading system on which securities of the Company may be listed for trading. Each Purchaser acknowledges that information provided pursuant to the Transaction Documents may include material non-public information and acknowledges it responsibilities under applicable securities laws in respect thereof.

(b)                                 Except as required by law or the rules and regulations of any securities exchange or trading system or the FDA or any Governmental Authority with similar regulatory authority, or except with the prior written consent of the other party (which consent shall not be unreasonably withheld), no party shall issue any press release or make any other public disclosure with respect to the transactions contemplated by this Agreement or any other Transaction Document; provided, however, that the Company and the Purchaser Agent shall jointly prepare a press release for dissemination promptly following the Effective Date.  The Company and the Purchasers (and their investors) shall have the right to make subsequent public disclosures consistent therewith (including such investors’ participation in the transactions contemplated by the Transaction Documents).

(c)                                  The rights to review, consult with or consent, as applicable and as set forth in this Section 5.04, with respect to any disclosures shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material changes in the disclosure since the date of the previous disclosure.

Section 5.05                            Security Agreement.

During the Revenue Interest Period, and at all times until the Obligations are paid and performed in full (other than contingent indemnity obligations for which no claim has been made), each Obligor shall grant in favor of the Purchaser Agent, for the benefit of the Purchasers, a valid, continuing, first perfected lien on and security interest in the Collateral described in the Security Agreement.

Section 5.06                            Further Assurances; Creation/Acquisition of Subsidiaries; Additional Collateral.

(a)                                 The Company shall promptly execute and deliver to the Purchaser Agent and the Purchasers such further instruments and documents, and take such further action, as the Purchaser Agent or Purchaser may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of this Agreement and the other Transaction Documents to which it is a party and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Purchaser Agent and the Purchasers hereby and thereby (including any actions necessary, appropriate or desirable to protect, perfect and maintain the Lien of the Purchaser Agent or the Collateral).

(b)                                 In the event the Company or any of its Subsidiaries creates or acquires any Subsidiary, or any Subsidiary ceases to qualify as a Specified Foreign Subsidiary, the Company shall provide prior written notice to the Purchaser Agent of the creation or acquisition of such new Subsidiary, or such Subsidiary ceasing to qualify as a Specified Foreign Subsidiary, and, if such Subsidiary holds or will hold any Collateral (or assets that constituted Collateral prior to the transfer thereof) or any proceeds from the Purchaser Payments, promptly (and in any event no later than earliest of any Transfer of such assets to such Subsidiary, such Subsidiary ceasing to qualify as Specified Foreign Subsidiary or thirty (30) days after the creation or acquisition thereof), take all such action as may be reasonably required by the Purchaser Agent or any Purchaser to cause such Subsidiary to become a Subsidiary Guarantor hereunder, including without limitation by executing and delivering a Guaranty (or a joinder thereto), becoming a party to the Security Agreement and delivering such proof of corporate action, incumbency of officers, opinions of counsel and other documents as requested by the Purchaser Agent; provided that a Specified Foreign Subsidiary shall not be required to become a Subsidiary Guarantor or become a party to the Security Agreement if doing so would result in material adverse tax consequences to (i) the Company and its Subsidiaries, taken as a whole, or (ii) after the occurrence of the Milestone, the Company or any of its Subsidiaries (in each case as determined by the Purchaser Agent in good faith after consultation with the Company); provided further that the Obligors shall promptly (and in an case prior to the Transfer of any Collateral to such Specified Foreign Subsidiary) grant a lien and security interest in (A) if such lien and grant would result in material adverse tax consequences to (i) the Company and its Subsidiaries, taken as a whole,  or (ii) after the occurrence of the Milestone, the Company or any of its Subsidiaries (in each case as determined by the Purchaser Agent in good faith after consultation with the Company), 65% of each class of voting Equity Interests and 100% of all other Equity Interests in such Specified Foreign Subsidiary in favor of the Purchaser Agent for the benefit of the Purchasers as collateral for the Obligations and (B) in any other case, 100% of the Equity Interests of such Specified Foreign Subsidiary in favor of the Purchaser Agent for the benefit of the Purchasers as collateral for the Obligations, in each case including entering into any necessary local law security documents and delivery of certificated securities issued by such Specified Foreign Subsidiary as required by this Agreement or the Security Agreement.

(c)                                  With respect to any Collateral acquired after the Effective Date by any Obligor that is not already subject to the Lien created by any of the Transaction Documents or specifically excluded from the requirement to be subject to such Lien in the Transaction Documents, the Company shall promptly (and in any event within thirty (30) days after the acquisition thereof) (i) execute and deliver to the Purchaser Agent such amendments or supplements to the relevant Transaction Documents or such other documents as the Purchaser Agent shall reasonably deem necessary or advisable to grant for its benefit, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Purchaser Agent. The Company shall, and shall cause each other Obligor to, otherwise take such actions and execute and/or deliver to the Purchaser Agent such documents as the Purchaser Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Agreement on such after-acquired properties.

Section 5.07                            Put Option; Call Option.

(a)                                 Put Option.  Upon the occurrence of a Put Option Event, the Required Purchasers shall have the right, but not the obligation (the “Put Option”), to require the Company to repurchase from the Purchasers all, but not less than all, of the Revenue Interests at the Put/Call Price.  In addition, upon the occurrence of a Put Option Event, the Purchaser Agent may, and at the direction of the Required Purchasers, shall terminate the Purchaser Commitments. In the event that the Required Purchasers elect to exercise the Put Option, the Required Purchasers shall, or shall direct the Purchaser Agent to, deliver written notice to the Company specifying the closing date which date shall be ten (10) days from such notice date (the “Put Option Closing Date”). On the Put Option Closing Date, the Company shall repurchase from the Purchasers the Revenue Interests at the Put/Call Price in cash, the payment of which shall be made by wire transfer of immediately available funds to the account designated by the Purchasers. Notwithstanding anything to the contrary contained herein, immediately upon the occurrence of a Bankruptcy Event, each Purchaser shall be deemed to have automatically and simultaneously elected to terminate the Purchaser Commitment and have the Company repurchase from such Purchaser the Revenue Interests for the Put/Call Price in cash and the Purchaser Commitments shall immediately terminate and the Put/Call Price shall be immediately due and payable without any further action or notice by any party.  For the avoidance of doubt, any Purchaser’s election not to exercise the Put Option with respect to a given Put Option Event will not preclude such Purchaser from exercising the Put Option with respect to a continuing or subsequent Put Option Event; provided that (i) if such Put Option Event is triggered by a Change of Control, the failure of the Purchaser Agent or the Required Purchasers to deliver the written notice to elect to exercise the Put Option within twenty (20) days of the receipt of written notice of such Change of Control from the Company shall be deemed a waiver of the right to exercise the Put Option with respect to such Change of Control, and (ii) if such Put Option Event is triggered within the first year after the Effective Date in connection with the failure to obtain Regulatory Approval for the Initial Products within such first year, the failure of the Purchaser Agent or the Required Purchasers to deliver the written notice to elect to exercise the Put Option on or prior to the later of (A) first anniversary of the Effective Date and (B) twenty (20) days after the later of such failure to obtain Regulatory Approval and the date the Company has provided the Purchaser Agent notice thereof shall be deemed a waiver of the right to exercise the Put Option with respect to such Put Option Event (but for the avoidance of doubt, shall not be deemed any waiver of any rights in respect of any failure to obtain Regulatory Approval after the first year after the Effective Date or any other Put Option Event).

(b)                                 Call Option.  At any time after the First Purchaser Payment Date, the Company shall have the right, but not the obligation (the “Call Option”), exercisable upon ten (10) days’ written notice to the Purchasers, to repurchase, all, but not less than all, of the Revenue Interests from the Purchasers at a repurchase price equal to the Put/Call Price.  In order to exercise the Call Option, the Company shall deliver written notice to the Purchaser Agent and Purchasers of its election to so repurchase the Revenue Interests not less than ten (10) days prior to the proposed closing date (the “Call Closing Date”). Upon delivery of such notice all Purchaser Commitments shall terminate and on the Call Closing Date, the Company shall repurchase from the Purchasers the Revenue Interests at the Put/Call Price, the payment of which shall be made by wire transfer of immediately available funds to the account designated by the Purchasers.

(c)                                  Purchaser Remedies. Upon the exercise of the Put Option, unless payment of the Put/Call Price has been made when due, the Purchaser Agent and the Purchasers may exercise all rights and remedies available to the Purchaser Agent and the Purchasers as a creditor hereunder and under the other Transaction Documents and applicable law (which exercise may be determined in its sole discretion and which such exercise shall not constitute an election of remedies), including enforcement of the Liens created thereby.  For the avoidance of doubt the Put/Call Price shall be due and payable (in the case of an exercise of the Put Option or Call Option, as set forth in this Section 5.07) at any time the Put Option or the Call Option is exercised or the Obligations are otherwise accelerated hereunder for any reason, whether due to acceleration pursuant to the terms of this Agreement, by operation of law or otherwise (including where bankruptcy filings or the exercise of any bankruptcy right or power, whether in any plan of reorganization or otherwise, results or would result in a payment, discharge, modification or other treatment of the Revenue Interests that would otherwise evade, avoid, or otherwise disappoint the expectations of the Purchasers in receiving the full benefit of their bargained-for Put/Call Price).  The Company and the Purchasers acknowledge and agree that none of the Put/Call Price shall constitute unmatured interest, whether under Section 502(b)(2) of the United States Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Purchasers receive the benefit of their bargain under the terms of this Agreement. The Company acknowledges and agrees that the Purchasers shall be entitled to recover the full amount of the Put/Call Price in each and every circumstance such amount is due pursuant to or in connection with this Agreement, including in the case of any Bankruptcy Event, so that the Purchasers shall receive the benefit of their bargain hereunder and otherwise receive full recovery as agreed under every possible circumstance, and, to the fullest extent permitted by maximum law, the Company hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. The Company further acknowledges and agrees, and, to the fullest extent permitted by maximum law, waives any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Purchasers may suffer or incur resulting from or arising in connection with any breach hereof or thereof by the Company shall constitute secured obligations owing to the Purchasers.

(d)                                 Rights Not Exclusive. The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by applicable law.

(e)                                  Obligations of Purchaser Agent.  In connection with the consummation of a repurchase of the Revenue Interests pursuant to the Put Option or the Call Option, the Purchaser Agent agrees that it will, at the cost and expense of the Company, after each Purchaser has received payment in full of its Pro Rata Portion of the Put/Call Price (i) promptly but no later than five (5) Business Days after receipt of the Put/Call Price execute and deliver to the Company such UCC termination statements and other documents as may be necessary to release the Purchaser Agent’s Lien on the Revenue Interests Collateral and otherwise give effect to such repurchase and (ii) take such other actions or provide such other assistance as may be necessary to give effect to such repurchase.

Section 5.08                            Intellectual Property; Regulatory Approvals.

(a)                                 The Company shall, at its sole expense, either directly or by causing any Affiliate or Licensee to do so, use Promotional Efforts (potentially including taking legal action to specifically enforce the applicable terms of any License Agreement) to prepare, execute, deliver and file any and all agreements, documents or instruments which are reasonably necessary to diligently maintain the Material Patents. The Company shall use Promotional Efforts to ensure that all patent applications corresponding to the Material

Patents are diligently prosecuted with the intent to protect the Development, Manufacture and Commercialization of the Included Products. The Company shall use Promotional Efforts to diligently defend or assert all Intellectual Property owned by or licensed to the Company and relating to the Included Products against infringement or interference by any other Persons, and against any claims of invalidity or unenforceability, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Company shall not, and shall use its Promotional Efforts to cause any Licensee not to, disclaim or abandon, or fail to take any action necessary to prevent the disclaimer or abandonment of, the Material Patents, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 In the event that the Company becomes aware that any Included Product infringes or violates any Intellectual Property that is owned or controlled by a Third Party, the Company shall use Promotional Efforts to attempt to secure the right to use such intellectual property on behalf of itself and any affected Licensee, as applicable, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and shall pay all reasonable costs and amounts associated with obtaining any such license, without any reduction in the Revenue Interests.

(c)                                  The Company shall directly, or through an Affiliate or Licensee, use Promotional Efforts to take any and all actions and prepare, execute, deliver and file any and all agreements, documents or instruments to secure and maintain, all applicable Regulatory Approvals, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(d)                                 Neither the Company nor any of its Affiliates shall enter into any License Agreement to Commercialize any Included Products in the United States.

Section 5.09                            Initial Product Development and Commercialization.

The Company shall use Promotional Efforts to Develop, Commercialize, Manufacture or have Manufactured, and obtain and maintain Regulatory Approvals for the Initial Products in the Covered Territory.

Section 5.10                            Protective Covenants.

(a)                                 Neither the Company nor any of its Subsidiaries shall, without the prior written consent of the Purchaser Agent:

(i)                                     create, incur, assume or suffer to exist any Indebtedness, except for Permitted Indebtedness;

(ii)                                  create, incur, assume or suffer to exist any Lien upon or with respect to the Collateral, or agree to do or suffer to exist any of the foregoing, except for Permitted Liens;

(iii)                               make or permit to exist any Investment, except for Permitted Investments;

(iv)                              Transfer any Collateral or Product Assets, other than (A) the use of cash and cash equivalents, disposition of inventory and the disposition of obsolete, worn-out or surplus equipment, in each case in the ordinary course of business, (B) the incurrence of Permitted Liens, (C) the entry into Permitted Licenses, (D) the use of cash and cash equivalents to make Permitted Investments, (E) Transfers of Intellectual Property relating to the Commercialization of Included Products outside of the United States (other than, for the avoidance of doubt, Intellectual Property relating to the Commercialization of Included Products within the United States), together with any

Regulatory Approvals for jurisdictions outside the United States, to a Specified Foreign Subsidiary, (F) Transfers of Regulatory Approvals (other than Regulatory Approvals for the United States) pursuant to the terms of the DSE Agreement and any other Permitted Licenses relating to the Development and Commercialization of Included Products outside the United States, and (G) a Transfer to another Obligor, provided that such Transfer does not impair the Liens of the Purchaser Agent in the Transferred Collateral; or

(v)                                 change the fiscal year end (other than, in the case of any Subsidiary, to conform to the Company’s fiscal year end).

(b)                                 The Company shall not take any action or engage in any transaction (or series of actions or transactions), whether by reorganization, Transfer of assets, merger, dissolution, amendment of organizational documents or otherwise, the primary purpose of which is to evade, avoid or seek to avoid the performance or observance of the covenants, agreements or obligations of the Company under the Transaction Documents.

Section 5.11                            Insurance and Landlord Waiver; Control Agreements.

The Company shall maintain the current insurance policies with its current insurance companies or comparable policies consistent with industry standards.  Within sixty (60) days following the Effective Date (as may be extended by the Purchaser Agent), the Company shall provide to the Purchaser Agent a landlord waiver and collateral access agreement with regard to each of the Company’s locations set forth in the Perfection Certificate.  In addition, to the extent duly executed account control agreements in respect of the Obligor’s bank and securities accounts have not been delivered on or prior to the First Purchaser Payment Date pursuant to Section 2.03(a)(ii)(C), the Company shall deliver duly executed account control agreements for such accounts within thirty (30) days following the Effective Date (as may be extended by the Purchaser Agent).

Section 5.12                            Taxes.

(a)                                 The Company shall timely file (taking into account all extensions of due dates) all income and all other material Tax Returns required to be filed by it and will pay all Taxes required to be paid with such returns.

(b)                                 The Purchasers and the Company agree that the transactions contemplated by this agreement constitute a debt instrument for U.S. federal and applicable state and local income tax purposes, and that the payments under the debt instrument are not subject to Section 871(h)(4)(A) of the Code, except as required by an applicable taxing authority.

(c)                                  The Company covenants that all amounts payable hereunder shall be paid without deduction or withholding for any Taxes imposed pursuant to a law in effect on the date hereof, except as required by an applicable taxing authority, provided, that, each Purchaser and Eligible Assignee provides to the Company, (i) in the case of a U.S. Purchaser, executed copies of IRS Form W-9 certifying that such U.S. Purchaser is exempt from U.S. federal backup withholding tax, (ii) in the case of a Non-U.S. Purchaser claiming the benefits of an income tax treaty to which the United States is a party, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty or (iii) in the case of a Non-U.S. Purchaser claiming the benefits for the exemption for portfolio interest under Section 881(c) of the Code, (x) a certification that such Non-U.S. Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E.  Notwithstanding the foregoing, a taxing authority will be deemed to require deduction or withholding only upon the earlier of (A) the receipt of a “90-Day Letter” from the Internal Revenue Service or (B) 135 days following receipt of a “30-Day Letter” from the Internal Revenue Service, in each case asserting that such deduction or withholding is required.  If, as a result of a Change in Law, the Company is compelled to deduct or withhold Taxes, such payment will be grossed up by the Company for the amount deducted such that Purchasers and Eligible Assignees receive an amount equal to the amount they would have received had no withholding or deduction been made.

(d)                                 Upon request, the Company shall provide the Purchasers any reasonable assistance it may seek in obtaining an exemption or reduced rate from, or refund of, any withholding tax, if applicable. In addition, the Purchasers and the Company shall use commercially reasonable efforts to cooperate, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns, any Tax audits, Tax proceedings or other Tax-related claims in connection with the matters covered by this Section 5.12.

ARTICLE VI

TERMINATION

Section 6.01                            Termination Date.

Except as provided in this Section 6.01 and in Section 6.02, this Agreement shall terminate upon expiration of the Revenue Interest Period (the “Term”).  If any payments are required to be made by one of the Parties hereunder after that date, this Agreement shall remain in full force and effect until any and all such payments have been made in full, and (except as provided in Section 6.02) solely for that purpose. In addition, this Agreement shall sooner terminate if the Purchasers shall have exercised the Put Option in accordance with Section 5.07(a) or the Company shall have exercised the Call Option in accordance with Section 5.07(b), in each case upon the payment of the Put/Call Price and any other Obligations (other than contingent indemnity obligations for which no claim has been made).

Section 6.02                            Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 6.01, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers, stockholders, partners, managers or members other than the provisions of this Section 6.02, Section 5.04, Article VII and Article VIII hereof, which shall survive any termination indefinitely, and Section 5.01(c) and Section 5.01(d), which shall survive for three (3) years after any termination. Nothing contained in this Section 6.02 shall relieve any party from liability for any breach of this Agreement.

ARTICLE VII

PURCHASER AGENT

Section 7.01                            Appointment and Authority.  Each of the Purchasers hereby irrevocably appoints Eiger III SA LLC, an Affiliate of Oberland Capital LLC (together with any successor Purchaser Agent pursuant to Section 7.06), as the Purchaser Agent hereunder and authorizes Purchaser Agent to (i) execute and deliver the Transaction Documents and accept delivery thereof on its behalf from the Company or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Purchaser Agent under such Transaction Documents, (iii) act as agent of such Purchaser for purposes of acquiring, holding, enforcing and perfecting all Liens granted by the Company on the Collateral to secure any of the Obligations and (iv) exercise such powers as are reasonably incidental thereto.  Except for the Company’s approval rights in Section 7.06 and the last paragraph of Section 7.08, the provisions of this Article VII are solely for the benefit of the Purchaser Agent and the Purchasers, and neither the Company nor any other Obligor shall have rights as a third party beneficiary of any of such provisions.  Subject to Section 7.08 and Section 8.08, any action required or permitted to be taken by the Purchaser Agent hereunder shall be taken with the prior approval of the Required Purchasers.

Section 7.02                            Rights as a Purchaser.  The Person serving as the Purchaser Agent hereunder shall have the same rights (including under Section 5.12) and powers, and shall be subject to the same obligations under Section 5.12, as any other Purchaser and may exercise the same as though it were not the Purchaser Agent and the term “Purchaser” or “Purchasers” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Purchaser Agent hereunder.  Such Person and its Affiliates may lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Purchaser Agent hereunder and without any duty to account therefor to the Purchasers.

Section 7.03                            Exculpatory Provisions.

(a)                                 The Purchaser Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents to which it is a party.  Without limiting the generality of the foregoing, the Purchaser Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties, regardless of whether a Put Option Event, or any event that with, the giving of notice or passage of time, would constitute a Put Option Event, has occurred and is continuing;

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents to which it is a party that the Purchaser Agent is required to exercise as directed in writing by the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for herein or in such other Transaction Documents), provided that the Purchaser Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Purchaser Agent to liability or that is contrary to any Transaction Document or applicable law; and

(iii)                               shall not, except as expressly set forth herein and in the other Transaction Documents to which it is a party, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Purchaser Agent or any of its Affiliates in any capacity.

(b)                                 The Purchaser Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Purchasers (or such other number or percentage of the Purchasers as shall be necessary, or as the Purchaser Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.08) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The

Purchaser Agent shall be deemed not to have knowledge of any Put Option Event unless and until notice describing such Put Option Event is given to the Purchaser Agent in writing by the Company or a Purchaser.

(c)                                  The Purchaser Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Put Option Event, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article II or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Purchaser Agent.

(d)                                 Notwithstanding anything to the contrary herein, the Purchaser Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under the UCC or otherwise, shall be to deal with it in the same manner as the Purchaser Agent deals with similar property for its own account, and the Purchaser Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which comparable secured parties accord comparable collateral.

(e)                                  In addition to and not in limitation of the provisions of this Section 7.03, under no circumstances shall the Purchaser Agent have any duty or obligation to take any actions hereunder, even if instructed to do so by the Required Purchasers, if the Purchaser Agent determines, in its sole and absolute discretion, that such actions would subject it to liability or expense for which indemnity or security satisfactory to it has not been provided hereunder or otherwise or would be contrary to the Transactions Documents or Requirements of Law.

Section 7.04                            Reliance by Purchaser Agent.  The Purchaser Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Purchaser Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  The Purchaser Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05                            Delegation of Duties.  The Purchaser Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more sub-agents appointed by the Purchaser Agent.  The Purchaser Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article VII shall apply to any such sub-agent and to the Related Parties of the Purchaser Agent and any such sub-agent.  The Purchaser Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Purchaser Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 7.06                            Resignation of Purchaser Agent.  The Purchaser Agent may at any time give notice of its resignation to the Purchasers and the Company upon thirty (30) days written notice.  Upon the receipt of any such notice of resignation, the Required Purchasers shall appoint a successor, which successor, so long as no Put Option Event shall have occurred and be continuing, shall be reasonably acceptable to the

Company.  If no successor shall have been so appointed by the Required Purchasers and shall have accepted such appointment within thirty (30) days after the retiring Purchaser Agent gives notice of its resignation, then the retiring Purchaser Agent may, on behalf of the Purchasers, appoint a successor Purchaser Agent, which successor, so long as no Put Option Event shall have occurred and be continuing, shall be reasonably acceptable to the Company; provided that, whether or not a successor has been appointed or has accepted such appointment, such resignation shall become effective upon delivery of the notice thereof.  Upon the acceptance of a successor’s appointment as Purchaser Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Purchaser Agent, and the retiring Purchaser Agent shall be discharged from all of its duties and obligations under the Transaction Documents (if not already discharged therefrom as provided above in this Section 7.06).  After the retiring Purchaser Agent’s resignation, the provisions of this Article VII and Section 8.04 shall continue in effect for the benefit of such retiring Purchaser Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Purchaser Agent was acting as Purchaser Agent.  Upon any resignation by the Purchaser Agent, all payments (if any), communications and determinations provided to be made by, to or through the Purchaser Agent shall instead be made by, to or through each Purchaser directly, until such time as a Person accepts an appointment as Purchaser Agent in accordance with this Section 7.06.

Section 7.07                            Non-Reliance on Purchaser Agent and Other Purchasers.  Each Purchaser acknowledges that it has, independently and without reliance upon the Purchaser Agent or any other Purchaser or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Purchaser also acknowledges that it will, independently and without reliance upon the Purchaser Agent or any other Purchaser or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Transaction Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.08                            Collateral and Guaranty Matters.  Each Purchaser agrees that any action taken by the Purchaser Agent or the Required Purchasers in accordance with the provisions of this Agreement or of the other Transaction Documents, and the exercise by the Purchaser Agent or Required Purchasers of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Purchasers. Without limiting the generality of the foregoing, the Purchasers irrevocably authorize the Purchaser Agent, at its option and in its discretion:

(a)                                 to release any Lien on any property granted to or held by the Purchaser Agent under any Transaction Document (A) upon the discharge of the Obligations (other than contingent indemnity obligations for which no claim has been made), (B) that is sold, transferred, disposed or to be sold, transferred, disposed as part of or in connection with any sale, transfer or other disposition (other than any sale to an Obligor; provided, however that the Purchaser Agent may make any filings necessary to reflect the transfer of Collateral from one Obligor to another) permitted hereunder or otherwise becomes an Excluded Property (as defined in the Security Agreement), (C) subject to Section 8.08, if approved, authorized or ratified in writing by the Required Purchasers or (D) to the extent such property is owned by a Subsidiary Guarantor upon the release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b)                                 to subordinate any Lien on any property granted to or held by the Purchaser Agent under any Transaction Document to the holder of any Lien on such property that is permitted by Section 5.10(a)(ii);

(c)                                  to release any Subsidiary Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(d)                                 to enter into non-disturbance and similar agreements in connection with the licensing of Intellectual Property permitted pursuant to the terms of this Agreement in form and substance reasonably satisfactory to the Purchaser Agent and the applicable licensor.

Upon request by the Purchaser Agent at any time, the Required Purchasers will confirm in writing the Purchaser Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 7.08.

In each case as specified in this Section 7.08, the Purchaser Agent will (and each Purchaser irrevocably authorizes the Purchaser Agent to), at the Company’s expense, execute and deliver to the applicable Obligor such documents as such Obligor may reasonably request (i) to evidence the release or subordination of such item of collateral from the assignment and security interest granted under the Transaction Documents, (ii) to enter into non-disturbance or similar agreements in connection with the licensing of Intellectual Property, (iii) to evidence the release of such Subsidiary Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Transaction Documents and this Section 7.08 and in form and substance reasonably acceptable to the Purchaser Agent.

The Purchaser Agent shall deliver to the Purchasers notice of any action taken by it under this Section 7.08 as soon as reasonably practicable after the taking thereof; provided, that delivery of or failure to deliver any such notice shall not affect the Purchaser Agent’s rights, powers, privileges and protections under this Article VII.

Section 7.09                            Reimbursement by Purchasers.  To the extent that the Company for any reason fails to indefeasibly pay any amount required under Section 8.04 or Section 8.13 to be paid by it to the Purchaser Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Purchaser severally agrees to pay to the Purchaser Agent (or any such sub-agent) or such Related Party, as the case may be, such Purchaser’s pro rata share (based upon the percentages as used in determining the Required Purchasers as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, damage, liability or related expense, as the case may be, was incurred by or asserted against the Purchaser Agent (or any such sub-agent) in its capacity as such or against any Related Party of any of the foregoing acting for the Purchaser Agent (or any sub-agent) in connection with such capacity.

ARTICLE VIII

MISCELLANEOUS

Section 8.01                            Limitations on Damages.

Notwithstanding anything to the contrary in this Agreement, in no event shall either party be liable for special, indirect, incidental, punitive or consequential damages of the other party, whether or not caused by or resulting from the actions of such party or the breach of its covenants, agreements, representations or warranties hereunder, even if such party has been advised of the possibility of such damages; provided, that nothing contained in this Section 8.01 shall limit the Company’s indemnification obligations hereunder to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder.

Section 8.02                            Notices.

All notices, consents, waivers and communications hereunder given by any party to the other shall be in writing (including facsimile transmission) and delivered personally, by telegraph, telecopy, telex or facsimile, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, in each case addressed (with a copy by email):

If to the Purchaser Agent to:

c/o Oberland Capital Management LLC

1700 Broadway, 37th Floor

New York, NY 10019

Attn: Dave Dubinsky

Fax: (212) 257-5851

Telephone: (212) 257-5800

Email: ddubinsky@oberlandcapital.com

If to any Purchaser to:

c/o Oberland Capital Management LLC

1700 Broadway, 37th Floor

New York, NY 10019

Attn: Dave Dubinsky

Fax: (212) 257-5851

Telephone: (212) 257-5800

Email: ddubinsky@oberlandcapital.com

If to the Company to:

Esperion Therapeutics, Inc.

3891 Ranchero Drive, Suite 150

Ann Arbor, Michigan 48108

Attn: Richard B. Bartram

Telephone: 734-887-3913

Email: rbartram@esperion.com

With a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attn: Mitchell S. Bloom; Arthur R. McGivern

Email: mbloom@goodwinlaw.com; amcgivern@goodwinlaw.com

or to such other address or addresses as the Purchaser Agent, any Purchaser or the Company may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices, consents, waivers and communications shall: (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective three (3) Business Days after dispatch, unless such communication is sent trans-Atlantic, in which case they shall be deemed effective five (5) Business Days after dispatch, (b) when telegraphed, telecopied, telexed or facsimiled, be effective upon receipt by the transmitting party of confirmation of complete transmission, or (c) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered.

Section 8.03                            Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  The Company shall not be entitled to assign any of its obligations and rights under the Transaction Documents without the prior written consent of the Purchaser Agent and the Required Purchasers.  Any Purchaser may assign any of its rights under the Transaction Documents without restriction to any Eligible Assignee; provided, however, that, except to the extent such Purchaser retains its obligations to make its Pro Rata Portion of future Purchaser Payments, such Eligible Assignee shall assume in writing all such Purchaser’s obligation to make future Purchaser Payments; provided, further, that the Purchaser shall provide the Company with written notice of any assignment. The Company shall maintain a “register” for the recordation of the names and addresses of, and the Purchaser Commitments of, and amounts owing to, each Purchaser and assignee owning Revenue Interest Payments. Notwithstanding anything to the contrary contained in this Agreement, the Revenue Interest Payments are registered obligations for U.S. federal income tax purposes and the right, title and interest of the any Purchaser and its assignees in and to such Revenue Interest Payments shall be transferable only upon notation of such transfer in the register. Notwithstanding the foregoing, unless a Put Option Event, or an event that with the giving of notice or the passage of time would constitute a Put Option Event, has occurred and is continuing, the Pro Rata Portion of Oberland Capital LLC and its Affiliates shall at all times be greater than 50%.

Section 8.04                            Indemnification.

(a)                                 The Company hereby indemnifies and holds the Purchaser Agent, each Purchaser and their respective Affiliates and any of their respective partners, directors, managers, members, officers, employees and agents (each, an “Indemnified Party”) harmless from and against any and all Indemnified Liabilities, in all cases, arising, in whole or in part, out of or relating to any claim, notice, suit or proceeding commenced or threatened in writing (including, without limitation, by electronic means) by any Third Party (including any Governmental Authority); provided the Company shall not have any obligation to any Indemnified Party hereunder with respect to any such Indemnified Liabilities to the extent such Indemnified Liabilities arise from the bad faith, gross negligence or willful misconduct of such Indemnified Party or the breach by such Indemnified Party of its obligations to pay its Purchaser Payments hereunder.

(b)                                 In the event that any Purchaser, other than at the direction or request of any Governmental Authority, defaults in its obligation to make a Purchaser Payment, the Company shall be entitled, in addition to any other remedies it may have against such Purchaser, to recover its costs and expenses (including reasonable and documented out-of-pocket fees and expenses of counsel) incurred in pursuing remedies against such Purchaser.

Section 8.05                            No Implied Representations and Warranties; Survival of Representations and Warranties.

Each party acknowledges and agrees that, other than the representations and warranties specifically contained in any of the Transaction Documents, there are no representations or warranties of either party or any other Person either expressed or implied with respect to the Revenue Interests or the transactions contemplated hereby.  Without limiting the foregoing, the Purchaser Agent and each Purchasers acknowledges and agrees that the Purchaser Agent, each Purchaser and their respective Affiliates, together with their representatives, have made their own investigation of each Included Product and are not relying on any implied warranties or upon any representation or warranty whatsoever as to the future amount or potential amount of the Revenue Interests or as to the creditworthiness of the Company.  All representations and warranties by the Parties contained in this Agreement shall survive the execution, delivery and acceptance thereof by the Parties and the closing of the transactions described in this Agreement and continue in effect until payment of all amounts due to the Purchasers under the Transaction Documents and the termination of this Agreement pursuant to its terms.

Section 8.06                            Independent Nature of Relationship.

(a)                                 The relationship between the Company and its Subsidiaries, on the one hand, and the Purchaser Agent and the Purchasers, on the other, is solely that of seller and purchaser, and for U.S. federal income tax purposes debtor and creditor, and neither the Purchaser Agent and the Purchasers, on the one hand, nor the Company and its Subsidiaries, on the other, has any fiduciary or other special relationship with the other or any of their respective Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Company and its Subsidiaries and the Purchaser Agent and the Purchasers as a partnership, an association, a joint venture or other kind of entity or legal form for any purposes, including any Tax purposes.

(b)                                 No officer or employee or agent of the Purchaser Agent or any Purchaser will be located at the premises of the Company or any of its Affiliates, except in connection with an audit performed pursuant to Section 5.01 or in connection with the enforcement of remedies as contemplated by the Transaction Documents. No officer, manager or employee of the Purchaser Agent or any Purchaser shall engage in any commercial activity with the Company or any of its Affiliates other than as contemplated herein and in the other Transaction Documents.

Section 8.07                            Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits, Schedules or other Transaction Documents) has been made or relied upon by either party hereto. None of this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.08                            Amendments; No Waivers.

(a)                                 Subject to Section 8.08(b), this Agreement, the other Transaction Documents or any term or provision hereof or thereof may not be amended, changed or modified except with the written consent of the Company, the Purchaser Agent and the Required Lenders.  No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced.

(b)                                 Without the prior written consent of each Purchaser that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)                                     waive, reduce or postpone any Revenue Interest Payment;

(ii)                                  amend, modify, terminate or waive any provision of this Section 8.08;

(iii)                               amend the definition of “Required Purchasers” or “Pro Rata Portion”; or

(iv)                              release all or substantially all of the Collateral or release any Obligor from any of its rights and obligations under any Transaction Document (except as expressly provided in the Transaction Documents).

(c)                                  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.09                            Interpretation.

When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.  Neither party hereto shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one party or the other.

Section 8.10                            Headings and Captions.

The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 8.11                            Counterparts; Effectiveness.

This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original.

Section 8.12                            Severability.

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.

Section 8.13                            Expenses.

The Company will pay all of its own fees and expenses in connection with entering into and consummating the transactions contemplated by this Agreement.

Section 8.14                            Governing Law; Jurisdiction.

(a)                                 This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the state of New York, without giving effect to the principles of conflicts of law thereof.

(b)                                 Any legal action or proceeding with respect to this Agreement or any other Transaction Document may be brought in any state or federal court of competent jurisdiction in the State of New York, County of New York. By execution and delivery of this Agreement, each party hereto hereby irrevocably consents to and accepts, for itself and in respect of its property, generally and unconditionally the non-exclusive jurisdiction of such courts. Each party hereto hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Transaction Document.

(c)                                  Each party hereto hereby irrevocably consents to the service of process out of any of the courts referred to in clause (b) of this Section 8.14 in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Agreement.  Each party hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder or under any other Transaction Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a party to serve process on the other party in any other manner permitted by law.

Section 8.15                            Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED UNDER ANY TRANSACTION DOCUMENT. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY TRANSACTION DOCUMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY	ESPERION THERAPEUTICS, INC.

	By:	/s/ Richard B. Bartram
		Name:	Richard B Bartram
		Title:	Chief Financial Officer

PURCHASER AGENT:	EIGER III SA LLC

	By:	/s/ David Dubinsky
		Name:	David Dubinsky
		Title:	Authorized Signatory

PURCHASERS:	EIGER PARTNERS II LP

	By:	/s/ David Dubinsky
		Name:	David Dubinsky
		Title:	Authorized Signatory